Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OPKO HEALTH, INC.,

POM ACQUISITION, INC.,

AND

PROLOR BIOTECH, INC.

Dated as of April 23, 2013

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2.24	Opinion of Financial Advisor	33
2.25	Brokers and Finders	33
2.26	Israeli Anti-Trust Provisions	33
2.27	Tax and Regulatory Matters	33

Article 3	REPRESENTATIONS AND WARRANTIES OF PARENT	34

3.1	Organization, Standing, and Power	34
3.2	Authority; Noncontravention; Voting Requirements	35
3.3	Required Filings and Consents	35
3.4	Capital Stock	36
3.5	Parent Subsidiaries	36
3.6	SEC Filings; Financial Statements	37
3.7	Absence of Undisclosed Liabilities	38
3.8	Absence of Certain Changes or Events	38
3.9	Tax Matters	38
3.10	Environmental Matters	39
3.11	Compliance with Laws	39
3.12	Material Contracts	39
3.13	Reports	39
3.14	Tax and Regulatory Matters	39
3.15	Litigation	39
3.16	Information Supplied	40
3.17	Brokers and Finders	40
3.18	Ownership and Operations of Sub	40
3.19	Ownership of Company Common Stock	41
3.20	Israeli Antitrust Provisions	41

Article 4	CONDUCT OF BUSINESS PENDING CONSUMMATION	41

4.1	Affirmative Covenants of the Company	41
4.2	Negative Covenants of the Company	42
4.3	Covenants of Parent	44
4.4	Notification of Certain Matters	46
4.5	No Control of Other Party’s Business; Other Actions	46
4.6	Preparation of Joint Proxy Statement/Prospectus and Registration Statement; Stockholder Meeting.	46
4.7	Solicitation; Change in Recommendation	49
4.8	Access to Information	52
4.9	Antitrust Notification; Consents; Reasonable Best Efforts	53
4.10	Filing with State Office	55
4.11	Directors’ and Officers’ Indemnification and Insurance	55
4.12	Press Releases	57
4.13	State Takeover Laws; Charter Provisions; No Rights Plan	57
4.14	Employee Benefits and Contracts	58
4.15	Stockholder Litigation	58
4.16	Warrant Agreements	58

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4.17	TASE; NYSE; Post-Closing SEC Reports	58
4.18	FIRPTA Company Certificate	59
4.19	Conduct of Parent and Sub	59
4.20	Section 16 Matters	59
4.21	Governance Matters	59
4.22	SEC and ISA Reports	59
4.23	Israeli Income Tax Ruling	60

Article 5	CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	61

5.1	Conditions to Obligations of Each Party	61
5.2	Conditions to Obligations of Parent and Sub	62
5.3	Conditions to Obligations of the Company	64

Article 6	TERMINATION	64

6.1	Termination	64
6.2	Effect of Termination	67
6.3	Expenses	68

Article 7	MISCELLANEOUS	68

7.1	Definitions	68
7.2	Non-Survival of Representations, Warranties and Agreements	81
7.3	Disclosure Schedules	81
7.4	Governing Law; Jurisdiction	81
7.5	WAIVER OF JURY TRIAL	81
7.6	Severability; Construction	82
7.7	Specific Performance	82
7.8	Entire Agreement	82
7.9	Amendments	83
7.10	Extension; Waivers	83
7.11	Parties in Interest	83
7.12	Assignment	83
7.13	Notices	84
7.14	Counterparts	85
7.15	Captions; Articles and Sections	85
7.16	Interpretations	85

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 23, 2013, by and among OPKO HEALTH, INC., a Delaware corporation (“Parent”); POM ACQUISITION, INC., a Nevada corporation (“Sub”); and PROLOR BIOTECH, INC., a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 7.1.

Recitals

WHEREAS, the board of directors of the Company (the “Board”) (other than the Common Directors, who abstained and recused themselves from all discussions relating to the Merger), based on the unanimous recommendation of a strategic alternatives committee thereof consisting solely of disinterested directors of the Company (the “Special Committee”), has determined that a merger of the Company and Sub, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of the Company and its stockholders, and declared it advisable to enter into this Agreement with Parent and Sub and consummate the transactions described herein;

WHEREAS, the board of directors and audit committee of Parent (other than the Common Directors, who abstained and recused themselves from all discussions relating to the Merger) and the board of directors of Sub have determined that a merger of the Company and Sub, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of the Parent, Sub and their respective stockholders, and have determined that it is in the best interests of Parent and Sub and their respective stockholders, and declared it advisable, to enter into this Agreement and consummate the transactions described herein;

WHEREAS, the Board (other than the Common Directors, who abstained and recused themselves from all discussions relating to the Merger), based on the unanimous recommendation of the Special Committee, has (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (b) recommended approval and adoption of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of Sub, has (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (b) recommended approval of this Agreement and the transactions contemplated hereby by the sole stockholder of Sub;

WHEREAS, it is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); and

WHEREAS, at the Effective Time, the outstanding shares of the capital stock of the Company shall be converted into the right to receive shares of common stock from Parent (except as provided herein) and, upon the terms and subject to the conditions of this Agreement, the Company shall continue to conduct its business and operations as a wholly owned subsidiary of Parent.

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NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties hereby agree as follows:

Article 1

TRANSACTIONS AND TERMS OF MERGER

1.1           Merger.

On the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Sub shall be merged with and into the Company in accordance with the provisions of the Nevada Revised Statutes (as amended, the “NRS”) and with the effects provided in the NRS (the “Merger”). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger and shall be a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Nevada. From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

1.2           Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 a.m., New York City time, or such other time as the Parties, acting through their authorized officers, may mutually agree, on a date to be specified by the parties hereto, but no later than the third (3rd) Business Day following the satisfaction or waiver of the conditions (excluding the conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at Closing) set forth in Article 5, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of DLA Piper LLP (US), 500 Eighth Street, N.W., Washington, D.C. 20004 (or pursuant to the electronic or other remote exchange of documents and closing deliverables required by this Agreement), unless another place is agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3           Effective Time.

Concurrently with the Closing, the Company, Parent and Sub shall cause Articles of Merger relating to the Merger (the “Articles of Merger”) to be duly executed and filed with the Secretary of State of the State of Nevada as provided under the NRS. The Merger shall become effective on the date and time at which the Articles of Merger have been properly filed with the Secretary of State of the State of Nevada or at such later date and time as is agreed between the Parties and specified in the Articles of Merger, but in no event more than ninety (90) days after the date of filing the Articles of Merger with the Secretary of State of the State of Nevada, and such date and time is hereinafter referred to as the “Effective Time.” The Merger shall have the effects set forth in this Agreement and the NRS.

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1.4           Charter and Bylaws.

At the Effective Time, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Sub in effect immediately prior to the Effective Time, and the bylaws of the Surviving Corporation shall be the bylaws of Sub in effect immediately prior to the Effective Time, in each case until thereafter amended in accordance with their respective terms and the NRS, provided that each shall be amended to change the name of the Company therein to "PROLOR Biotech, Inc."

1.5           Directors and Officers.

The directors of Sub in office immediately prior to the Effective Time (together with such additional persons as may be appointed or elected to become directors of the Surviving Corporation effective as of the Effective Time), shall be the directors of the Surviving Corporation at the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation and the NRS. The officers of Sub in office immediately prior to the Effective Time (together with such additional persons as may be elected to become officers of the Surviving Corporation effective as of the Effective Time) shall be the officers of the Surviving Corporation at the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation and the NRS.

1.6           Conversion of Shares.

Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions of this Article 1, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Sub or any holder of Company Common Stock:

(a)          Conversion of Sub Common Stock. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Converted Shares”). The Converted Shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation at the Effective Time. From and after the Effective Time, all certificates representing shares of Sub Common Stock shall be deemed for all purposes to represent the Converted Shares until the board of directors of the Surviving Corporation issues new certificates in respect of such shares.

(b)          Shares Held by the Company or Parent. Each of the shares of Company Common Stock held by any Company Entity (including shares of Company Common Stock held in treasury by the Company) or by any Parent Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

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(c)          Conversion of Company Common Stock. Each share of Company Common Stock (excluding shares held by any Company Entity or any Parent Entity to be cancelled pursuant to Section 1.6(b)) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.9951 of a share of Parent Common Stock (the “Exchange Ratio”) the “Merger Consideration.” From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Company Certificate”) or book-entry share (a “Book-Entry Share”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Company Certificate or Book-Entry Share in accordance with Section 1.9.

(d)          Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, one share of Parent Common Stock.

1.7           Anti-Dilution Provisions.

If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration and any adjustments or payments to be made under Section 1.6 and any other number or amount contained herein which is based upon the number of shares of Company Common Stock shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Warrants, Company Options and other awards under the Company Option Plan, the same economic effect as contemplated by this Agreement prior to such event; provided, that with respect to Company Options and other awards made under the Company Option Plan, any such adjustments shall be made only to the extent required under the applicable Company Option Plan.

1.8           Warrants and Stock Options.

(a)          Each warrant to purchase one share of Company Common Stock granted by the Company (the “Company Warrants”) that is outstanding immediately prior to the Effective Time, whether exercisable or not exercisable at such time, shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Warrant, in accordance with the terms of the Company Warrant, except that from and after the Effective Time, (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash, if so provided under the terms of such Company Warrant), (ii) the number of shares of Parent Common Stock subject to such Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up to the nearest whole share, and (iii) the per share exercise price under each such Company Warrant shall be adjusted by dividing the per share exercise price under each such Company Warrant by the Exchange Ratio and rounding up to the nearest cent. Each of Company and Parent shall adopt any and all resolutions and take any and all necessary steps to effectuate the foregoing provisions of this Section 1.8(a), including using its reasonable efforts to obtain from each holder of a Company Warrant any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 1.8(a). Anything in this Agreement to the contrary notwithstanding, Parent shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 1.8(a) to a former holder of a Company Warrant who has not delivered such Consent or Contract.

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(b)          Each option to purchase one share of Company Common Stock granted by the Company, whether granted pursuant to the Company Option Plan (individually, a “Company Plan Option”) or otherwise (collectively, including all Company Plan Options, the “Company Options”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Option, in accordance with the terms of the Company Option Plan and/or stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and its Compensation Committee shall be substituted for Company and the compensation committee of the Board (including, if applicable, the Board) administering such Company Option Plan, (ii) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash, if so provided under the terms of such Company Option), (iii) the number of shares of Parent Common Stock subject to such Company Options shall be equal to the number of shares of Company Common Stock subject to such Company Options immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio and rounding up to the nearest cent. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 1.8(b), each Company Option which is an “incentive stock option” or a nonqualified stock option held by a US taxpayer shall be adjusted as required by Section 424 of the Code and Section 409A of the Code and the Treasury Regulations thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code and the Treasury Regulations under Section 409A of the Code, or otherwise result in negative tax treatment or penalties under Section 424 of the Code or Section 409A of the Code. Each of Company and Parent shall adopt any and all resolutions and take all necessary steps to effectuate the foregoing provisions of this Section 1.8(b).

(c)          The Board or a committee of non-employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of Company of Company Common Stock, Company Options or other equity securities of Company pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. The Board of Directors of Parent or a committee of non-employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders (as defined below) of Parent Common Stock or other equity securities of Parent pursuant to the Merger or the other transactions contemplated by this Agreement (to the extent such equity securities are listed in the Section 16 Information, as defined below) is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 1.8(c), the term “Company Insiders” means those officers and directors of Company who are currently subject to or will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of Parent in conjunction with the Merger, and the term “Section 16 Information” means information provided by Company that is accurate in all respects regarding Company Insiders and the number of shares of Parent Common Stock or other Parent equity securities to be acquired by each such Company Insider in connection with the Merger and other transactions contemplated by this Agreement.

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(d)          As soon as practicable after the Effective Time, Parent shall deliver to the participants in each Company Option Plan an appropriate notice setting forth such participant’s rights pursuant thereto and the grants subject to such Company Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section1.8(b) after giving effect to the Merger), and Parent shall comply with the terms of each Company Option Plan to ensure, to the extent required by, and subject to the provisions of, such Company Option Plan, that Company Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time and Company Options which qualified for exemption from application of Section 409A of the Code prior to the Effective Time continue to remain so exempt. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance sufficient shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section 1.8. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

1.9           Exchange Procedures.

(a)          On the Closing Date, Parent shall make available to the Parent’s transfer agent or another exchange agent selected by Parent and which is reasonably acceptable to the Company (the “Exchange Agent”), for exchange in accordance with this Section 1.9, the shares of the Parent Common Stock issuable pursuant to this Agreement. Promptly after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail (or in the case of the Depository Trust Company on behalf of “Street” holders, deliver) to each holder of record of a Company Certificate or Book-Entry Shares immediately prior to the Effective Time, appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Company Certificates or Book-Entry Shares shall pass, only upon proper delivery of such Company Certificates or Book-Entry Shares to the Exchange Agent). Each holder of shares of Company Common Stock that have been converted into the right to receive Merger Consideration shall be entitled to receive the Merger Consideration in respect of any share of Company Common Stock represented by a Company Certificate or any Book-Entry Share upon (i) surrender to the Exchange Agent of such Company Certificate, together with a duly completed and validly executed letter of transmittal and duly endorsed as the Exchange Agent may require or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request) in the case of book-entry of Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock represented by Company Certificates or Book-Entry Shares that are not registered in the transfer records of the Company, the consideration provided in Section 1.6 may be issued to a transferee if the Company Certificates representing such shares or Book-Entry Shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Company Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Company Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Company Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 1.6. No interest will accrue or be paid to any holder of Company Common Stock.

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(b)          After the Effective Time, each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section 1.6(b)) issued and outstanding immediately prior to the Effective Time shall surrender or transfer the Company Certificate or Company Certificates representing such shares or Book-Entry Shares to the Exchange Agent together with a duly completed and validly executed letter of transmittal and duly endorsed as the Exchange Agent may require and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 1.6 in one or more shares of Parent Common Stock which shall be in uncertificated book entry form unless a physical certificate is requested, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 1.7. To the extent required by Section 1.6(d), each holder of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time also shall receive, upon surrender of the Company Certificate or Company Certificates or Book-Entry Shares, a check in the amount equal to any cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the Merger Consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders or transfers such holder’s Company Certificate or Company Certificates or Book-Entry Shares for exchange as provided in this Section 1.9.

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(c)          Other than with respect to Israeli withholding taxes, each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of any state or local Tax Law, unless they have been presented with documentation that eliminates the requirement to withhold, and to request any necessary Tax forms, as applicable, or any other proof of exemption from withholding or similar information, from the stockholders of the Company or other recipient of payments in respect of which such deduction and withholding was made. To the extent that any amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be. Each of Parent, the Surviving Corporation and the Exchange Agent shall provide any documentation of such deduction or withholding as reasonably requested by the stockholders of the Company or other recipient of payments in respect of which such deduction and withholding was made. To the extent so required by the Israeli Income Tax Ruling, or in the absence of an Israeli Tax Law Ruling, if waived by the Company pursuant to Section 5.3, Parent shall be entitled to (i) deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Options or Company Warrants to whom the Israeli Income Tax Ruling applies, and (ii) transfer such deducted and withheld shares to the Exchange Agent.

(d)          Any portion of the aggregate Merger Consideration that remains unclaimed by the holders of Company Common Stock for one year after the Effective Time shall be returned to Parent (together with any dividends or earnings in respect thereof). Any holders of Company Common Stock who have not theretofore complied with this Article 1 shall thereafter be entitled to look only to Parent, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Company Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(e)          Any other provision of this Agreement notwithstanding, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts of consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)          If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Sub, the directors and officers of Parent and Sub shall have the authority to take all such lawful and necessary action.

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1.10         Rights of Former Company Stockholders.

At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Company Certificates and Book-Entry Shares representing shares of Company Common Stock are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article 1. Until surrendered for exchange in accordance with the provisions of Section 1.9, each Company Certificate theretofore representing shares of Company Common Stock and each Book-Entry Share (other than shares to be canceled pursuant to Section 1.6(b)) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 1.6 in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of Company shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Company Certificates or Book-Entry Shares for certificates representing Parent Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Company Certificates or Book-Entry Shares until such holder surrenders such Company Certificates or Book-Entry Shares for exchange as provided in Section 1.9. However, upon surrender of such Company Certificates or Book-Entry Shares, both the Parent Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Company Certificates or Book-Entry Shares.

Article 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

No representation or warranty of the Company contained in Article 2 shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, in any case as a consequence or result of the existence or absence of any fact, circumstance, change or event, unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in Article 2 has had or is reasonably likely to have a Company Material Adverse Effect (it being understood that for the purpose of determining the accuracy of such representations and warranties, other than the representation in Section 2.7(b), all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); provided, that the foregoing shall not apply to (i) the representations in Sections 2.1(a) and(b) (first sentence of each only), 2.4(a), 2.4(b)(i), 2.4(b)(ii), 2.4(c), 2.7(b), 2.15, 2.16 and 2.23, which shall be true and correct in all material respects, and (ii) the representations and warranties of the Company contained in Sections 2.3(a) (first and second sentences only), 2.3(c) (first and second sentences only) and 2.25 shall be true and correct in all respects (except, in the case of the representations and warranties contained in Section 2.3(a), for such inaccuracies as are de minimis in the aggregate). The Company represents and warrants to Parent and Sub that, except as disclosed in the Company Disclosure Schedule or as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including the exhibits thereto), as amended, or in any Company SEC Document filed subsequent to such Form 10-K but prior to the date of this Agreement, but without giving effect to any amendment to any such Company SEC Document filed on or after the date of this Agreement and excluding any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other statements that are similarly cautionary, predictive or forward-looking in nature, except, in each case, other than historical information contained therein (the “Filed Company SEC Documents”):

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2.1           Organization, Standing, and Corporate Power.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary.

(b)          Each Company Subsidiary is duly organized, validly existing and, if applicable in its particular jurisdiction, in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary.

2.2           Articles of Incorporation and Bylaws.

The Company has heretofore made available to Parent true, correct and complete copies of the Organizational Documents, in each case as amended to the date of this Agreement, of the Company and each Company Subsidiary (collectively, the “Company Organizational Documents”). The Company Organizational Documents are in full force and effect. The Company and the Company Subsidiaries are in compliance with the material terms of the Company Organizational Documents.

2.3           Capitalization.

(a)          The authorized capital of the Company consists of (i) 300,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. At the close of business on April 23, 2013, (i) 63,680,118 shares of Company Common Stock were issued and outstanding, (ii) 63,680,118 shares of Company Common Stock were held by the Company in its treasury, (iii) 7,863,538 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options, (iv) 321,335 shares of Company Common Stock were reserved for issuance pursuant to the Company Warrants, and (v) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 2.3 of the Company Disclosure Schedule sets forth a true, complete and correct list, as of the close of business on April 23, 2013, of (i) all Company Options, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates and the exercise or base prices and (ii) all outstanding Company Warrants, the number of shares of Company Common Stock subject thereto, the date of issuance, expiration date and the exercise price. All shares of Company Common Stock subject to issuance pursuant to the terms of the Warrant Agreements have been duly authorized and will, upon issuance, be validly issued, fully paid, nonassessable and free of preemptive rights. With respect to the Company Options, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board, or a committee thereof, (ii) each such grant was made in accordance with the terms of the applicable Company Option Plan, the Exchange Act and all other applicable Law, (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company.

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(b)          Except for the Company Options and the Company Warrants, there are on the date hereof no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”), or (iv) obligations by the Company or any Company Subsidiary to make any payments based on the price or value of the shares of Company Common Stock. Other than pursuant to the Company Option Plan, there are no outstanding obligations of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and any applicable U.S. state securities and “blue sky” laws.

(c)          The Company or a Company Subsidiary is the record and beneficial owner of all the outstanding shares of capital stock of each Company Subsidiary, free and clear of any Lien, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Company Subsidiary, (iii) obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Company Subsidiary (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”), or (iv) obligations of the Company or any Company Subsidiary to make any payment based on the value of any shares of any Company Subsidiary. There are no outstanding obligations of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock of any Company Subsidiary. All Subsidiary Securities of any Company Subsidiary incorporated or formed in a jurisdiction located within the United States of America are duly authorized, validly issued, fully paid and nonassessable.

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(d)          The Company or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Company Subsidiary. No capital stock (or other equity interest) of any Company Subsidiary are or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Company Subsidiary is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Company Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Company Subsidiary (other than to another Company Entity). There are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary. All of the shares of capital stock (or other equity interests) of each Company Subsidiary held by a Company Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company Entity free and clear of any Lien.

2.4           Authority; Noncontravention; Voting Requirements.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement subject to obtaining the Required Company Vote, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized and approved by the Special Committee and the Board, and except for obtaining the Required Company Vote, no other corporate action on the part of the Company or its stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties hereto, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (the “Bankruptcy and Equity Exception”).

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(b)          Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger and the other transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) assuming the Required Company Vote is obtained, conflict with or violate any provision of the Company Organizational Documents or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 2.5 and the Required Company Vote is obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 2.5 are made and any applicable waiting periods referred to therein have expired, conflict with or violate in any material respect any Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a benefit under or give rise to any right of termination, amendment, acceleration, payment or cancellation of, any Contract to which any Company Entity is a party, or result in the creation of a Lien upon any of the properties or Assets of the Company or any Company Subsidiary other than, in the case of clause (iii), as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(c)          The Board, acting upon the unanimous recommendation of the Special Committee, at a meeting duly called and held at which all directors of the Company other than the Common Directors were present, duly and unanimously adopted resolutions (i) declaring that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of the Company and its stockholders (including its disinterested stockholders), (ii) approving, adopting and authorizing this Agreement, the Merger and the other transactions contemplated hereby and thereby, (iii) directing that the approval of this Agreement and the Merger and the other transactions contemplated hereby be submitted to a vote at a meeting of the stockholders of the Company (including its disinterested stockholders), and (iv) recommending that stockholders of the Company (including its disinterested stockholders) approve this Agreement, subject to the terms and conditions hereof (the “Company Board Recommendation”).

(d)          The Required Company Vote constitutes the only vote or approval of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Merger and the other transactions contemplated hereby.

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2.5           Governmental Approvals.

Except for (i) the filing with the SEC of the Joint Proxy Statement/Prospectus, the Registration Statement and other filings required under, and compliance with other applicable requirements of, the Exchange Act, the rules of the NYSE and state securities and “blue sky” laws, (ii) the filings with and receipts of any consents or exemptions from the ISA and other filings required under, and in compliance with other applicable requirements of the Israeli Securities Law, 1968 and the rules of the TASE, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada as provided under the NRS, (iv) the filing of all applications, consents, approvals, authorizations and notices, as required by the FDA or any other federal, state, local or foreign Governmental Entity or Regulatory Authority (such as the European Medicines Agency (“EMEA”)), including such entities that are concerned with or regulate the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs (each, a “Healthcare Regulatory Authority”), each as set forth on Section 2.5(iv) of the Company Disclosure Schedule, (v) filings required under, and compliance with other applicable requirements of, the Antitrust Laws, including filings required under the HSR Act and the Foreign Antitrust Filings, (vi) notice to the Office of Chief Scientist of the Israeli Ministry of Industry, Trade and Labor (the items listed in Section 2.5 of the Company Disclosure Schedule and the requirements referenced in clauses (i)-(vi) of this Section 2.5 being referred to collectively as the “Governmental Approvals”), no consents or approvals of, Permits from or filings, declarations or registrations with, any Governmental Entity or Regulatory Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby.

2.6           Company SEC Documents; Company ISA and TASE Documents; Undisclosed Liabilities.

(a)          Since January 1, 2010, the Company has timely filed with or furnished to the SEC all Company SEC Documents. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Laws, including, but no limited to, the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No Company Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act. The Company is not required to file with or furnish to the ISA and the TASE any Company ISA and TASE Documents.

(b)          As of their respective dates of filing with the SEC, the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Documents (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and Regulation S-X), (ii) have been prepared in accordance with GAAP applied on a consistent basis for the periods presented (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, and the results of their operations and cash flows, as of the dates and for the periods shown, in conformity with GAAP.

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(c)          The Company and the Company Subsidiaries have implemented and maintain a system of internal control over financial reporting (as required by Rule 13a−15(a) under the Exchange Act) that is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with GAAP for external purposes and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements, and such system of internal control over financial reporting is reasonably effective. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2012 and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended, is accurate in all material respects. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a−15(d) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a−15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)          To the Knowledge of the Company, as of the date hereof, no employee of the Company or the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or the Company Subsidiaries. Neither the Company or the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or the Company Subsidiaries has discharged, demoted or suspended an employee of the Company or the Company Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

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(e)          Since January 1, 2010, each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Documents, and the statements contained in such certifications were complete, correct and accurate on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)          Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents.

(g)          Neither the Company nor any of the Company Subsidiaries has any Liabilities, including those arising under any Law and those arising under any Contract, except for Liabilities (i) reflected or reserved against on the balance sheet of the Company and the Company Subsidiaries as of December 31, 2012 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, or (iii) as contemplated by this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby.

2.7           Absence of Certain Changes.

(a)          Since the Balance Sheet Date through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and except as provided in or contemplated by this Agreement, as set forth in Section 2.7 of the Company Disclosure Schedule or as required by applicable Law, neither the Company nor any of the Company Subsidiaries has taken any action since January 1, 2013, that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 4.2.

(b)          Since the Balance Sheet Date, there has not been any state of facts, change, event, effect or occurrence that has had, individually or in the aggregate, a Company Material Adverse Effect.

2.8           Litigation.

As of the date hereof, there is no Litigation pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiaries or any of its or their properties. As of the date hereof, neither the Company nor the Company Subsidiaries nor any of their respective properties is subject, or, to the Knowledge of the Company, threatened to be subject, to any outstanding Order.

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2.9           Compliance with Laws; Permits.

Since January 1, 2010, the Company and the Company Subsidiaries have been and currently are in compliance in all material respects with all Laws and all Orders, in each case applicable to the Company or any Company Subsidiary. Since January 1, 2010, the Company and each of the Company Subsidiaries have held and currently hold all material Permits reasonably necessary for the conduct of their respective businesses as they are now being conducted and such Permits are valid and in full force and effect. No revocation or cancellation of any such material Permit is, the Knowledge of the Company, pending, and since January 1, 2010, neither the Company nor any of the Company Subsidiaries has received any written, or to the Knowledge of the Company, oral, notice from any Governmental Entity threatening to revoke or cancel any such Permit or threatening any adverse action with respect to any such Permit. The Company and the Company Subsidiaries are in compliance with the terms of all such material Permits.

2.10         Information Supplied.

(a)          None of the information to be supplied by the Company and included in the Registration Statement to be filed by Parent with the SEC and/or any filing by Parent with the ISA and TASE, in each case in connection with the Parent Common Stock, will, when the Registration Statement becomes effective, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(b)          None of the information to be included in the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, and any other documents to be filed by the Company or any of its Affiliates with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby (including the Required Filings) that is supplied by the Company or any of its Affiliates for inclusion therein, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the stockholders of the Company, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Company stockholder meeting to consider the Merger, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading.

(c)          All documents that the Company or its Affiliates are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

2.11         Tax Matters

With respect to Tax Matters for which the applicable statute of limitations has not expired:

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(a)          The Company and each Company Subsidiary have filed when due (taking into account valid extensions): (i) all material Tax Returns required by applicable law to be filed with respect to it; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (iii) all material Taxes owed by the Company and the Company Subsidiaries, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); and (iv) as of the date of the latest financial statements of the Company, any liability of the Company or any Company Subsidiary for accrued Taxes not yet due and payable, or which are being contested, has been provided for on the financial statements of the Company to the extent required by and in accordance with GAAP.

(b)          There is no outstanding request for any extension of time to a date that is beyond the Closing Date for any of the Company or the Company Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business and there has been no waiver or extension of any applicable statute of limitations to a date that is beyond the Closing Date for the assessment or collection of any Taxes of any of the Company or the Company Subsidiaries.

(c)          There are no Liens for any Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of the Company and the Company Subsidiaries.

(d)          No claim has been made in writing which is currently pending by an authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that such entity may be subject to Taxes by that jurisdiction.

(e)          Neither the Company nor any Company Subsidiary has received any notice in writing which is currently pending of an assessment with any material Taxes. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of any material Taxes which is currently pending or agreed to a material Tax assessment or deficiency.

(f)          The Company and each Company Subsidiary has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law, and their respective records contain information and documents (including properly completed IRS Forms W-9) necessary to materially comply with the applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws.

(g)          Neither the Company nor any Company Subsidiary (i) is a party to any written Tax allocation or sharing agreement (other than agreements among the Company and any Company Subsidiary and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes), (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (iii) is liable or responsible for the Tax Liability of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which the Company is parent), or as a transferee or successor (other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes).

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(h)          During the two-year period ending on the date hereof, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(i)          Neither the Company nor any Company Subsidiary has made any payments, is or will be obligated to make any payments (whether as a result of the transactions contemplated by this Agreement or otherwise), or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code. Neither the Company nor any Company Subsidiary will be required to include any adjustment in taxable income for any Tax period (or portion thereof) beginning after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the Company and the Company Subsidiaries are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the Merger and the other transactions contemplated hereby.

2.12         Labor Relations.

(a)          The Company and each Company Subsidiary have complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security payments and/or Taxes. To the Knowledge of the Company, neither the Company nor any Company Subsidiary currently employs, any Person who was not permitted to work in the jurisdiction in which such Person was employed. The Company and each Company Subsidiary has complied in all material respects with all Laws that could require overtime to be paid to any current employee of the Company and/or Company Subsidiaries, no current employee has ever brought or, to the Knowledge of the Company, threatened in writing to bring a claim for unpaid compensation or employee benefits, including overtime amounts, and no former employee has any claim pending or, to the Knowledge of the Company, has threatened in writing to bring a claim for unpaid compensation or employee benefits, including, without limitation, overtime amounts.

(b)          Neither the Company nor any Company Subsidiary is delinquent in payments to any of its current employees for any material wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

(c)          There is no unfair labor practice complaint against the Company or any Company Subsidiary pending before any Governmental Entity.

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(d)          There is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any Company Subsidiary.

(e)          No labor union represents any employees of the Company or any Company Subsidiary. To the Knowledge of the Company, no labor union has taken any material action with respect to organizing the employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is party to or bound by any collective bargaining agreement or union contract.

(f)          Any individual who performs or performed services for the Company or any Company Subsidiary and who is not treated as an employee for U.S. federal income tax purposes by the Company or for income tax purposes of the relevant jurisdiction of such Company Subsidiary, is not an employee under applicable Laws.

(g)          To the Knowledge of the Company, no officer or key employee presently intends to terminate their respective employment with the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have a present intention to terminate the employment of any of the foregoing.

(h)          The employment of all Persons and officers currently employed by the Company and any Company Subsidiary is terminable at will, subject to any notice period required by Law. All material sums due for employee compensation and benefits and all accrued vacation time owing to any employees of the Company or any Company Subsidiary have been duly and adequately accrued on the accounting records of the Company, in each case in accordance with GAAP.

(i)          Each current or former employee, officer and consultant of the Company and of each Company Subsidiary has executed a proprietary information and inventions assignment agreement or similar agreement whereby all Intellectual Property created by them in the scope of their employment or other relationship with the Company or any Company Subsidiary is assigned to the Company. To the Knowledge of the Company, none of the Company’s or any Company Subsidiaries’ current or former employees, officers or consultants are in material violation thereof. To the Knowledge of the Company, other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company, no current or former employee, officer or consultant of the Company or of any Company Subsidiary has excluded material works or inventions made prior to his or her employment or consulting relationship with the Company or Company Subsidiary (as the case may be) from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. Except as set forth in Section 2.12(i) of the Company Disclosure Schedule, each employee of the Company and of any Company Subsidiary has received full and fair compensation with respect to any such Intellectual Property, including any service invention, including according to Section 134 of the Israeli Patents Law 5727-1967. No employee of the Company or any Company Subsidiary is entitled to any further payment from the Company or any Company Subsidiary with respect to any such Intellectual Property (including “service inventions” as aforesaid).

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(j)          Except as set forth in Section 2.12(j) of the Company Disclosure Schedule, each former employee, officer and consultant of the Company and of each Company Subsidiary who was involved in the creation of material Owned Intellectual Property has assigned to the Company or applicable Company Subsidiary all of his or her rights in and to the material Owned Intellectual Property.

(k)          Since January 1, 2012, none of the Company or any Company Subsidiary has taken any material action that would trigger notice or liability under any state, local or foreign plant closing notice Law.

(l)          Notwithstanding and without limiting the foregoing sub-paragraphs of this Section 2.12, with respect to Israeli Employees:

(i)          The Company’s and/or any Company Subsidiary’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law, 5723-1963 are fully funded (through insurance or otherwise) as required by applicable Law or in accordance with GAAP, or a book reserve account has been established (in each case sufficient to procure or provide for the accrued benefit obligations in accordance with GAAP)

(ii)         All amounts that the Company and/or any Company Subsidiary is legally or contractually required either (x) to deduct from its Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Income Tax Ordinance [New Version] 5721-1961 (the “Tax Ordinance”) and National Insurance Law, 5754-1994 or otherwise have, in each case, been duly deducted, transferred, withheld and paid in all material respects.

(iii)        Neither the Company nor any Company Subsidiary has engaged any Israeli Employee whose employment would require special licenses or permits.

(iv)         There are no unwritten policies or customs which, by extension, could entitle Israeli Employees to material benefits in addition to what they are entitled by Law (including, without limitation, unwritten customs concerning the payment of statutory severance pay when it is not legally required), other than those included in the Plans.

(v)          Neither the Company nor any Company Subsidiary has engaged any consultants, sub-contractors or freelancers who, according to Israeli Law, would be entitled to the rights of an employee vis-à-vis the Company or any Company Subsidiary, including rights to severance pay, vacation, recuperation pay (“dmei havra’a”) and other employee-related statutory benefits.

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2.13         Employee Benefits Plans.

(a)          Schedule 2.13(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and any other bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) currently established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken and currently exists) by the Company or any Company Subsidiary on behalf of any employee, officer, director, consultant, stockholder or other individual service provider of the Company or any Company Subsidiary (in each case, whether current, former or retired) or their dependents, spouses, or beneficiaries or under which the Company or any Company Subsidiary has any liability, contingent or otherwise, other than legally mandated benefit plans or arrangements. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Plans.”

(b)          With respect to each Plan, the Company has provided or made available to Parent complete and correct copies of (i) all related agreements, plan documents, trust agreements, insurance contracts or other funding arrangements, (ii) all current summary plan descriptions, (iii) the most recent audited financial statements and actuarial valuation reports, (iv) material communications received from or sent to any Governmental Entity relating to any ongoing compliance matter, and (v) all amendments and modifications to any such Plan.

(c)          With respect to each Plan: (i) each Plan has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of applicable Law; (ii) there are no pending or, to the Company’s Knowledge, threatened actions, claims or lawsuits against or relating to the Plans, the assets of any of the trusts under such arrangements or the sponsor or the administrator, or against any fiduciary of the Plans with respect to the operation of such arrangements (other than routine benefits claims); (iii) each Plan, which under the laws of any jurisdiction, is required to be registered or approved by any Governmental Entity, has been so registered and approved and, to the Company’s Knowledge, if intended to qualify for special tax treatment, meets all requirements for such treatment in all material respects; (iv) no Plan is under audit or, to the Company’s Knowledge, investigation by any governmental entity or regulatory authority; (v) all payments required to be made by the Company under any Plan, any contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) with respect to all prior periods have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each Plan, applicable Law and GAAP; (vi) there has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year; (vii) the Company may amend or terminate each Plan (other than individual arrangements or Plans required by applicable Law) at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination and administrative expenses associated with such termination; and (viii) no Plan is a self-insured arrangement and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of Plans that are fully-insured.

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(d)          None of the Plans that is a pension scheme has any unfunded liability. None of the Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable law or at the expense of the participant or the participant’s beneficiary.

(e)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, consultant or other service provider of the Company and the Company Subsidiaries or with respect to any Plan; (ii) limit or restrict the right of the Company to merge, amend or terminate any Plan; (iii) increase any benefits otherwise payable under any Plan; (iv) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise), of any such compensation or benefits; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code, any taxes required by Section 409A of the Code, or as part of severance arrangements.

(f)          Notwithstanding and without limiting the foregoing sub-paragraphs of this Section 2.13 solely with respect to Israeli Employees, the Company and the Company Subsidiaries have complied in all material respects with all applicable Israeli Laws relating to employee benefit and stock incentives plans, including but not limited to the Tax Ordinance, as required to enable the grants of options under any Plan to qualify for preferable tax treatment pursuant to Section 102 of the Tax Ordinance.

2.14         Environmental Matters

(a)          (i) the Company and the Company Subsidiaries comply, and have complied since January 1, 2010, with all applicable Environmental Laws; (ii) there are no Materials of Environmental Concern at any of the properties at which the Company or any Company Subsidiary owns, leases or operates under circumstances that are reasonably likely to result in liability of the Company or the Company Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor the Company Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar U.S. state statute concerning, any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate Governmental Entity or otherwise; (iv) neither the Company nor the Company Subsidiaries has received any written claim, notice or complaint, or been subject to any Litigation, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and to the Knowledge of the Company no such Litigation has been threatened; and (v) to the Company’s Knowledge, there are no current facts, circumstances or conditions arising out of or relating to the operations of the Company or the Company Subsidiaries or any currently owned, leased or operated properties of the Company or the Company Subsidiaries that would reasonably be expected to result in the Company or the Company Subsidiaries incurring liability under any applicable Environmental Law.

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(b)          The consummation of the Merger by the Company does not require the prior consent or pre-approval of any Governmental Entity with jurisdiction over the Company or any Company Subsidiary regarding environmental matters (including Environmental Permits).

2.15         Intellectual Property.

(a)          The Company and each of the Company Subsidiaries (i) own all right, title and interest in and to the Owned Intellectual Property or (ii) are licensed or otherwise possess sufficient right to use and enforce all Owned Intellectual Property (all such Owned Intellectual Property, together with all Intellectual Property to which the Company or any Company Subsidiary has been granted any license or other rights, collectively “Company Intellectual Property”). All such Company Intellectual Property, including applications, trademarks, copyrights, patents, and registrations for the Company Intellectual Property are set forth in Section 2.15(a), (c) or (g) of the Company Disclosure Schedule. To the Knowledge of the Company, the Company Intellectual Property are valid, subsisting and enforceable (or in the case of applications, properly applied for) and held in the name of the Company or the Company Subsidiaries, and the Company is aware of no facts or circumstances which could result in a decision from a court, patent office, or other regulatory agency rendering any Company Intellectual Property invalid or unenforceable. For purposes of this Agreement, “Intellectual Property” shall mean: (i) patents, patent applications of any kind (including, without limitation, provisional, utility, divisions, continuations, continuations in part and renewal applications and foreign counterparts thereof), inventions, discoveries, inventor’s certificates, and invention disclosures (whether or not patented), and any renewals, extensions, re-examinations, supplementary protection certificates or reissues thereof, in any jurisdiction (“Patents”); (ii) rights in registered and unregistered trademarks, trade names, service marks, brand names, certification marks, trade dress, logos, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (iii) domain names, uniform resource locators and other names and locators associated with the Internet, and any and all applications or registrations therefor; (iv) all trade secrets, and other confidential information including technology, know how, data, processes, schematics, business methods, formulae, drawings, designs, compositions of matter, techniques, improvements, methods (including manufacturing methods), clinical and regulatory strategies, formulations, manufacturing data and processes specifications, manuals, research and development/clinical proposals and proprietary customer and supplier lists, and all documentation relating to any of the foregoing (“Trade Secrets”); (v) copyrighted and copyrightable writings, published and unpublished writings and other works, whether copyrightable or not, in any jurisdiction, registrations or applications for registration of copyrights in any jurisdiction, designs, schematics and specifications, derivative works in any jurisdiction for the foregoing, and any renewals or extensions thereof or moral rights related thereto; (vi) rights under all agreements, including agreements with any Person, relating to the foregoing; (vii) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing; and (viii) any and all other intellectual property or proprietary rights relating to any of the foregoing.

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(b)          To the Knowledge of the Company, there is no material unauthorized use, disclosure, infringement or misappropriation by any third party of any of the Company Intellectual Property, including by any employee or former employee of any of the Company or its Affiliates. To the Knowledge of the Company, neither the Company Intellectual Property nor the Company’s use, development, manufacture, marketing, license, or sale of any Company Product currently licensed, utilized, sold, provided or furnished by the Company or its Affiliates pursuant to the Company Intellectual Property nor the conduct of the business of the Company or its Affiliates as currently conducted materially violates or materially conflicts with any license or other agreement between the Company and any third party, or materially infringes or misappropriates any right, title, interest, or goodwill in or to any Intellectual Property or other proprietary right of any third Person. To the Knowledge of the Company, the manufacture, sale, offer for sale, use, or importation of any Company Product, following any FDA approval of the same and as contemplated by this Agreement, would not materially violate or materially conflict with any license or other agreement between the Company and any third party, or materially infringe or misappropriate any right, title, interest, or goodwill in or to any Intellectual Property or other proprietary right of any third Person. There is no pending or, to the Knowledge of the Company, threatened, material claim or litigation contesting the validity, enforceability or ownership of the Patents or right of the Company or its Affiliates to exercise the rights therein nor, to the Knowledge of the Company, is there any specific facts that would form any reasonable basis for any such claim. There is no material claim or proceeding pending against the Company, or to the Knowledge of the Company threatened, alleging that the Company or its Affiliates by the use or sale of the Company Product have infringed or misappropriated any Intellectual Property of any third party.

(c)          Other than agreements between and the Company and its Affiliates and their respective employees and consultants, non-disclosure agreements entered into in the ordinary course of business, and support and maintenance agreements entered into in the ordinary course of business, Section 2.15(c) of the Company Disclosure Schedule sets forth a complete list of all (i) material licenses, sublicenses and other agreements in which the Company or its Affiliates have granted to any Person the right to make, use, sell, offer for sale, have made or import the Company Intellectual Property, (ii) each material agreement, contract or license under which any of the Company or its Affiliates is obligated to pay fees or royalties to any Person in connection with the use of any Company Intellectual Property, and (iii) all other material consents, indemnifications, forbearances to sue, settlement agreements and licensing or cross-licensing arrangements to which the Company or its Affiliates is a party relating to the Company Intellectual Property.

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(d)          To the Knowledge of the Company, none of the Patents or inventions disclosed therein have been used, divulged, disclosed or appropriated to the material detriment of the Company for the benefit of any Person other than the Company or its Affiliates (for clarity, excluding pursuant to standard non-disclosure provisions entered into in the ordinary course of business). To the Knowledge of the Company, no employee, independent contractor, consultant or agent of the Company or its Affiliates has misappropriated any Trade Secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor, consultant or agent of the Company or its Affiliates.

(e)          Each employee of, or consultant to, the Company or its Affiliates, that has performed services relevant to the Company Intellectual Property has assigned to the Company any and all rights, title and interest in and to any ideas, inventions or other Intellectual Property comprising or relating to such Company Intellectual Property, including any moral rights the Company may have in the Company Intellectual Property.

(f)          The Company has taken reasonable precautions customary in the territory and industry in which the Company operates to protect the secrecy, confidentiality, and value of its material Trade Secrets, that it intends to maintain as a Trade Secret. Such Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of the Company, have not been used, divulged, or appropriated for the benefit of any Person (other than the Company), except pursuant to a properly executed standard confidentiality and non-disclosure agreement and, to the Knowledge of the Company, no Person has materially breached such agreement. No third party has challenged any of the Company’s Trade Secrets in any action or proceeding or, to the Knowledge of the Company, threatened to do so.

(g)          All Company Intellectual Property that is related to any hGH-CTP product or that is required to make, use, sell, offer for sale any hGH-CTP product is set forth in Section 2.15(g) to the Company Disclosure Schedule (the “hGH-CTP Intellectual Property”). To the Knowledge of the Company, the patents covering the hGH-CTP Intellectual Property are valid, subsisting and enforceable (or in the case of applications, properly applied for) and held in the name of the Company or the Company Subsidiaries, and the Company is aware of no material facts or circumstances which could result in a decision from a court, patent office, or other regulatory agency rendering any patents covering the hGH-CTP Intellectual Property invalid or unenforceable. To the Knowledge of the Company, the Company has taken no action, and is aware of no facts or circumstances, that would affect the validity or enforceability of the hGH-CTP Intellectual Property or impair or constitute an Encumbrance on the Company’s ability to transfer the hGH-CTP Intellectual Property.

(h)          No Company Intellectual Property right will terminate or cease to be a valid right of the Company by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement.

(i)          Except for Company Intellectual Property developed from funds by the Office of the Chief Scientist of the State of Israel, the Company Intellectual Property was not developed using any federal or university funding, resources or staff, no government entity or university has any rights to any of the Company Intellectual Property, and the Company Intellectual Property is not subject to any consortia agreement.

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(j)          The Company, any Company Subsidiary, and any respective sublicensee thereof are in compliance with their respective obligations under any Contract pursuant to which the Company or any Company Subsidiary has been granted a license or other rights to Intellectual Property.

2.16         FDA and Related Matters.

(a)          The Company and the Company Subsidiaries are and have been, since January 1, 2010, in compliance in all respects with (i) all Laws (including all rules, regulations and policies) of the FDA, Drug Enforcement Administration (“DEA”), EMEA and other Healthcare Regulatory Authorities and (ii) all Healthcare Regulatory Authorizations, including all requirements of the FDA, DEA, the EMEA and all other Healthcare Regulatory Authorities, that are applicable to the Company and the Company Subsidiaries, or by which any property, product, or other asset of the Company and the Company Subsidiaries (including, without limitation, any Product Candidate (as defined below)) is bound or affected. As of the date of this Agreement, neither the Company nor the Company Subsidiaries has received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Healthcare Regulatory Authority.

(b)          Since January 1, 2010, the Company and the Company Subsidiaries have held all Healthcare Regulatory Authorizations required for the conduct of their respective businesses, and all such Healthcare Regulatory Authorizations are in full force and effect. No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Healthcare Regulatory Authorization.

(c)          Section 2.16(c) of the Company Disclosure Schedule contains a complete and accurate list of all of the Product Candidates of the Company Entities, listing, where applicable, those Product Candidates for which the Company Entities have applied for or have authorization or clearance through inaction to test the product in human subjects (“Human Testing Authorization”) according to applicable regulations and listing the type of application made. For those Product Candidates listed in Section 2.16(c) of the Company Disclosure Schedule as having Human Testing Authorization, such Human Testing Authorization has not been revoked or rescinded. No notification has been received by any Company Entity from any Regulatory Authority that would reasonably be expected to preclude the Company from continuing to test such Product Candidates. No applications made or other materials submitted by the Company Entities to any Regulatory Authority contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading on a material matter. For the purposes of this Agreement, “Product Candidates” means biologics, compounds or other products under development, current, active or otherwise, or consideration by the Company or any Company Subsidiary or any of their respective licensees.

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(d)          There are no facts or circumstances that the Company has concluded are reasonably likely to have a material adverse effect on the continued supply (either for clinical or commercial purposes) of the active ingredients or raw materials necessary to produce the Product Candidates currently used in clinical trials.

(e)          Section 2.16(e) of the Company Disclosure Schedule contains a complete and accurate list of all of the Company Entities’ research programs relating to any Product Candidates, including, but not limited to, the hGH-CTP Intellectual Property, ongoing immediately prior to the date of this Agreement in one or more specific therapeutic areas or one or more specific biological pathways or targets.

(f)          Neither the Company nor any of the Company Subsidiaries has received any material written information since January 1, 2010 from any Healthcare Regulatory Authority with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of Company Products which would reasonably be expected to lead to the revocation, withdrawal, or denial of any application for marketing approval before such Healthcare Regulatory Authority.

(g)          The Company has made available to Parent all reports, documents, claims, notices, filings, minutes, transcripts, recordings and other material correspondence between the Company and any of the Company Subsidiaries, on the one hand, and any Healthcare Regulatory Authority, on the other hand, since January 1, 2010, including, but not limited to, any such information in connection with or related to any hGH-CTP Intellectual Property.

(h)          All material reports, documents, claims, applicable product registration files and dossiers, notices and similar filings required to be filed, maintained, or furnished to any Healthcare Regulatory Authority by the Company and the Company Subsidiaries since January 1, 2010 have been so filed, maintained or furnished and, to the Knowledge of the Company, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(i)          The Company and the Company Subsidiaries have not since January 1, 2010 voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any Product Candidate Product Candidate being administered in a human clinical trial sponsored by the Company or the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has received any written notice since January 1, 2010 that the FDA or any other Governmental Entity or Regulatory Authority has (i) commenced, or threatened to initiate, any action to request the recall of any Product Candidate, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Product Candidate, or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Product Candidate produced at any facility where any Product Candidate is manufactured, tested, processed, packaged or held for sale.

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(j)          All clinical and pre-clinical studies conducted by or on behalf of or sponsored by the Company or the Company Subsidiaries, or in which the Company and the Company Subsidiaries or their products or Product Candidates have participated were and, if still pending, are being conducted in accordance with all internal health, safety and environmental guidelines and standards of the Company or the Company Subsidiaries, any and all applicable trial protocols, standard medical and scientific research procedures and all applicable Laws, including, but not limited to, compliance with the requirements of Good Laboratory Practice (21 C.F.R. pt. 58) and FDA regulations relating to Good Clinical Practice and Clinical Trials (including 21 C.F.R. pt. 312 and all requirements relating to protection of human subjects contained in 21 C.F.R. pts. 50, 54, and 56), any relevant current International Conference on Harmonisation (ICH) guidance documents, and all similar local, state, federal, EU and other foreign Laws or Regulatory Authorities’ requirements, and any adverse event reporting requirements of any of the foregoing. The Company and the Company Subsidiaries have not received since January 1, 2010 any written notices, correspondence or other communication from any Regulatory Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company or any Company Subsidiary, or in which the Company or the any of the Company Subsidiaries have participated.

(k)          All clinical trials conducted by or on behalf of the Company Entities and relied on for marketing authority conform to the characteristics of “adequate and well-controlled studies” set forth in 21 C.F.R. § 314.126.

(l)          All manufacturing operations conducted by or for the benefit of the Company Entities, whether domestic or foreign, have been, and are being conducted in material compliance with the FDA’s current Good Manufacturing Practice regulations for drug and biological products, including, without limitation, the relevant current International Conference on Harmonization (ICH) guidance documents (including, without limitation, the ICH Guidance Q7A Good Manufacturing Practices Guidance for Active Pharmaceutical Ingredients), 21 C.F.R. Parts 210, 211, 606 and 610, and all similar local, state, federal, EU and other foreign Laws or Regulatory Authorities’ requirements.

(m)          Neither the Company nor any of the Company Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety from any Healthcare Regulatory Authority, and there is no action or proceeding pending or, to the Knowledge of the Company, threatened by any such Healthcare Regulatory Authority, contesting the approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of the Company or the Company Subsidiaries.

(n)          Neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company, the Company Subsidiaries, or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or otherwise. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion of the Company is pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents.

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(o)          The Company has made available to Parent all information Known to the Company with respect to the safety or efficacy of the Product Candidates (including, without limitation, the hGH-CTP Intellectual Property).

(p)          No clinical hold or termination of a clinical study has been ordered by FDA under 21 C.F.R. § 312.42 or § 312.44, or by any other Regulatory Authority on any clinical trial of a product of the Company Entities, and no such clinical trial has otherwise has been suspended or terminated by any person (including the Company or the Company Subsidiaries) prior to completion.

(q)          No Company Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that the Company believes is reasonably likely to materially impede or delay receipt of any Governmental Approvals or any other Consents necessary to consummate the Merger or the other transactions contemplated by this Agreement.

2.17         Real Property.

The Company has no Owned Real Property and the Company or a Company Subsidiary has a valid leasehold interest in all of its Leased Real Properties, free and clear of all Liens and Encumbrances (other than Permitted Encumbrances). The Real Property is sufficient to conduct the Company’s and the Company’s Subsidiaries’ respective businesses as currently conducted in all material respects.  The Company has delivered to Parent a true and complete copy of each agreement creating a Lease to each material Leased Real Property, and each amendment thereto.  Except as may be limited by the Bankruptcy and Equity Exception, all Leases for Leased Real Property are valid and in full force and effect against the Company or any Company Subsidiary and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, to the Company’s Knowledge, under any of such Leases, any existing default by the Company or any Company Subsidiary which, with notice or lapse of time or both, would result in the termination such Leases. With respect to each Lease, (i) the Company or Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein and (ii) there are no Liens or Encumbrances (other than Permitted Encumbrances) on the estate or interest created by such Lease. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

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2.18         Material Contracts.

Each Company Material Contract is valid and binding on the Company and any of the Company Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms (and not as a result of a default by the Company).  The Company and each Company Subsidiary, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract.  There is no Default under any Company Material Contract by the Company or any Company Subsidiary, or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a Default thereunder by the Company or any Company Subsidiary or to the Knowledge of the Company, by any other party thereto.

2.19         Insurance.

The Company maintains for itself and the Company Subsidiaries insurance policies covering the Company’s property and equipment, D&O liability and clinical trials in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of the Company and the Company Subsidiaries. All of such insurance policies are in full force and effect, and neither the Company nor any Company Subsidiary is in material default with respect to its obligations under any of such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, as of the date hereof, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any insurance policy of the Company and the Company Subsidiaries during the period of one year prior to the date hereof.

2.20         Related Party Transactions.

No current officer, director or Affiliate of the Company is a party to any material agreement, contract, commitment or transaction with the Company or the Company Subsidiaries or has any material interest in any material property used by the Company or the Company Subsidiaries or is a Person that is a party to any Contract that would be required to be disclosed under Item 404 of regulation S-K of the Securities Act.

2.21         U.S. Export and Import Controls.

(a)          Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries are and, to the Knowledge of the Company, since January 1, 2010, have been, in compliance in all material respects with applicable United States export control and import laws, and with United States Laws governing embargoes, sanctions and boycotts, including the Arms Export Controls Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, and the laws administered by the Office of Foreign Assets Controls of the United States Department of the Treasury, and the laws administered by United States Customs and Border Protection (collectively, the “U.S. Export Control and Import Laws”).

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(b)          Since January 1, 2010, neither the Company nor any of the Company Subsidiaries has received any written communication from any Governmental Authority that alleges that the Company or any Company Subsidiary or any agent or employee thereof has materially violated, is not in material compliance with, or has any material liability under, any U.S. Export Control and Import Laws.

(c)          Neither the Company nor any Company Subsidiaries has, since January 1, 2010, made, or currently intends to make, any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any material potential violation or liability of the Company or any Company Subsidiary arising under or relating to any U.S. Export Control and Import Laws.

(d)          To the Knowledge of the Company, since January 1, 2010, there have been no investigations or administrative enforcement actions, pending or closed by any Governmental Authority with respect to any potential material violation or liability of the Company or any Company Subsidiary arising under or relating to any U.S. Export Control and Import Laws.

2.22         Questionable Payments.

Neither the Company nor any of Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any Company Subsidiary has (i) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any similar Law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.23         Anti-Takeover Provisions.

There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound. The Company has taken all actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, and inapplicable to Parent, Sub and the Company’s capital stock in connection with this Agreement and the transactions contemplated hereby, including the Merger, any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar laws of the State of Nevada or any other state or jurisdiction, including the “Acquisition of Controlling Interest” statutes set forth in NRS 78.378 -78.3793, inclusive, and the “Combinations With Interested Stockholders” statutes set forth in NRS 78.411 - 78.444, inclusive (collectively, the “Anti-takeover Laws”), and no such Anti-takeover Laws apply or will apply to this Agreement and the transactions contemplated hereby, including the Merger.

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2.24         Opinion of Financial Advisor.

The Special Committee has received the opinion of Oppenheimer & Co., Inc. (the “Committee Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Exchange Ratio to be received in the Merger by holders of Company Common Stock is fair, from a financial point of view, to such holders (other than any Parent Entity or any of their respective Affiliates), and such opinion has not been modified or withdrawn as of the date of this Agreement.

2.25         Brokers and Finders.

Except for the Committee Financial Advisor and Jeffries LLC, the fees of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary or Affiliates. The Company has made available to Parent a true and complete copy of the engagement letter (including any amendments thereto) with the Committee Financial Advisor, which engagement letter (as so amended, if applicable) sets forth all of the fees of the Committee Financial Advisor payable by the Company in connection with the Merger and the other transactions contemplated hereby.

2.26         Israeli Anti-Trust Provisions.

The Company is not, and does not, directly or indirectly, control (as defined in the Israeli Restrictive Trade Practices Law, 5748-1988 (and the regulations promulgated thereunder) (the “Israeli Restrictive Practices Law”)) an entity which is a “monopoly” (as defined in the Israeli Restrictive Practices Law). The Company’s revenue from any sales or other activities in Israel during year 2012 is less than ten million New Israeli Shekels (NIS 10,000,000).

2.27         Tax and Regulatory Matters.

No Company Entity or, to the Knowledge of Company, any Affiliate thereof has taken or agreed to take any action, and Company does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (b) materially impede or delay receipt of any of the Governmental Approvals.

2.28         Government Grants.

Section 2.28 of the Company Disclosure Schedule identifies each Governmental Grant to the Company or any Company Subsidiary. The Company and each Company subsidiary is in compliance with the terms, conditions, and requirements of all Governmental Grants, except for any noncompliance with such Governmental Grants that would not cause the Company or a Company Subsidiary to lose a material benefit or incur any material liability. Except as set forth in Section 2.28 of the Company Disclosure Schedule, no Governmental Entity: (i) has provided any support to the Company or any Company Subsidiary; or (ii) is or may become entitled to receive any royalties or other payments from the Company or any Company Subsidiary in consideration of such participation or support.

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Article 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

No representation or warranty of Parent and Sub contained in Article 3 shall be deemed untrue or incorrect, and Parent and Sub shall not be deemed to have breached a representation or warranty, in any case as a consequence or result of the existence or absence of any fact, circumstance, change or event, unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in Article 3 has had or is reasonably likely to have a Parent Material Adverse Effect; provided, that the foregoing shall not apply to (i) the representations and warranties of Parent and Sub contained in Sections 3.1(a) and (b) (first sentence of each only) 3.2(a), 3.2(b)(i), 3.2(b)(ii), 3.5 (second sentence only) and 3.8(a) which shall be true and correct in all material respects and (ii) the representations and warranties of Parent and Sub contained in Sections 3.4(a) (first and second sentences only), 3.4 (b) (first sentence only), 3.5 (first and second sentences only) and 3.17 shall be true and correct in all respects (except, in the case of the representations and warranties contained in Section 3.4(a) (first and second sentences only), for such inaccuracies as are de minimis in the aggregate). Parent and Sub represent and warrant to the Company that, except as disclosed in the Parent Disclosure Schedule or as disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including the exhibits thereto) or in any Parent SEC Document filed subsequent to such Form 10-K but prior to the date of this Agreement, but without giving effect to any amendment to any such Parent SEC Document filed on or after the date of this Agreement and excluding any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other statements that are similarly cautionary, predictive or forward-looking in nature, except, in each case, other than historical information contained therein:

3.1           Organization, Standing, and Power.

(a)          Parent is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary.

(b)          Sub is duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Sub is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary.

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3.2           Authority; Noncontravention; Voting Requirements

(a)          Each of Parent and Sub has all necessary corporate right, power and authority to execute and deliver this Agreement and, subject to obtaining the Required Parent Vote in connection with the issuance of Parent Common Stock to be issued as Merger Consideration as contemplated by this Agreement, and the adoption of this Agreement by Parent as the sole stockholder of Sub, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by each of Parent and Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Sub have been duly and validly authorized by its board of directors (other than the Common Directors who abstained and recused themselves from all discussions relating to this Agreement, the Merger and the transactions contemplated hereby) and Parent’s audit committee and, other than the Required Parent Vote, and Parent’s adoption of this Agreement in its capacity as the sole stockholder of Sub, no other corporate proceedings or approvals on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by each of Parent and Sub of this Agreement or the consummation by Parent and Sub of the transactions contemplated hereby (other than, with respect to the Merger, the filing of the Articles of Merger). Each of Parent and Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the other parties thereto, such agreements constitute valid and binding obligations of each of Parent and Sub, as applicable, enforceable against each of them in accordance with their respective terms, subject, in each case, to the Bankruptcy and Equity Exception.

(b)          Neither the execution and delivery of this Agreement by Parent and Sub nor the consummation of the Merger and the other transactions contemplated hereby by Parent and Sub, as applicable, nor compliance by each of Parent and Sub, as applicable, with any of the terms or provisions hereof or thereof, as applicable, will (i) conflict with or violate any provision of the Organizational Documents of Parent or Sub, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 2.5, Section 3.3, the Required Parent Vote and the Required Company Vote is obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 2.5 and Section 3.3 are made and any applicable waiting periods referred to therein have expired, conflict with or violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Parent or Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a benefit under or give rise to any right of termination, amendment, acceleration, payment or cancellation of any Contract to which any Parent Entity is a party, or result in the creation of a Lien on any of the properties or Assets of Parent or Sub, other than, in the case of clause (iii), as would not, individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect.

3.3           Required Filings and Consents.

Except for the Governmental Approvals, no consents or approvals of, Permits from or filings, declarations or registrations with, any Governmental Entity or Regulatory Authority are necessary for the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby, other than as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect or materially delay or materially impair the ability of Parent or Sub to consummate the transactions contemplated hereby.

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3.4           Capital Stock.

(a)          The authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock, of which 339,030,591 shares were issued and 336,737,265 shares were outstanding at the close of business on April 22, 2013, and (ii) 10,000,000 shares of preferred stock of Parent, of which no shares were issued and outstanding at the close of business on April 22, 2013. As of the date of this Agreement, no more than 20,456,054 shares of Parent Common Stock are subject to Parent Options in respect of Parent Common Stock, and no more than 3,483,100 shares of Parent Common Stock are reserved for future grants under the Parent Stock Plan. Upon any issuance of any shares of Parent Common Stock in accordance with the terms of the Parent Stock Plan, such shares will be duly and validly issued and fully paid and nonassessable. As of the date of this Agreement, no more than 24,562,516 shares of Parent Common Stock are issuable upon the exercise of Parent Warrants. As of the date of this Agreement, no more than 29,711,098 shares of Parent Common Stock are issuable upon the conversion of Parent's 3.00% convertible senior notes due 2033 (the "Parent Notes"). Except for Parent Options, Parent Warrants and the Parent Notes, there are on the date hereof no outstanding (i) securities of Parent convertible into, exercisable or exchangeable for shares of capital stock or voting securities or ownership interests in Parent, (ii) agreements or commitments requiring Parent to issue, or other obligations of Parent to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) Parent (or, in each case, the economic equivalent thereof). No Parent Entity owns any capital stock of Parent.

(b)          All of the issued and outstanding shares of Parent Common Stock are, and all of the shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock upon obtaining the Required Parent Vote and consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights.

3.5           Parent Subsidiaries.

Parent or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Parent Subsidiary. No capital stock (or other equity interest) of any Parent Subsidiary are or may become required to be issued (other than to another Parent Entity) by reason of any Equity Rights, and there are no Contracts by which any Parent Subsidiary is bound to issue (other than to another Parent Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Parent Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Parent Subsidiary (other than to another Parent Entity). There are no Contracts relating to the rights of any Parent Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Parent Subsidiary. All of the shares of capital stock (or other equity interests) of each Parent Subsidiary held by a Parent Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Parent Entity free and clear of any Lien.

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3.6           SEC Filings; Financial Statements.

(a)          Parent has timely filed all SEC Documents required to be filed by Parent since January 1, 2010 (the “Parent SEC Reports”). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except to the extent updated, amended, restated or corrected by a subsequent SEC Document filed or furnished to the SEC by Parent and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the mailing of such proxy statement) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any SEC Documents.

(b)          Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis for the periods presented (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X), and presented fairly in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

(c)          Since January 1, 2010, Parent and each Parent Entity has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the Parent SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(d)          Parent has designed and maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

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3.7           Absence of Undisclosed Liabilities.

Since December 31, 2012, no Parent Entity has incurred any Liability, except (i) such Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2012, (ii) in connection with this Agreement and the transactions contemplated hereby, (iii) such Liabilities that are accrued or reserved against in the consolidated balance sheets of Parent as of December 31, 2012, included in the Parent SEC Reports, or (iv) as is not reasonably likely to have a Parent Material Adverse Effect.

3.8           Absence of Certain Changes or Events.

(a)          Since December 31, 2012, there has not been any state of facts, change, event, effect or occurrence that has had, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Since December 31, 2012, Parent has carried on its businesses only in the ordinary course consistent with past practices.

3.9           Tax Matters.

(a)          The Parent Entities have timely filed with the appropriate taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are correct and complete in all material respects. The Parent Entities are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Parent Entities (whether or not shown on any Tax Return) if required to have been paid, have been paid (except for Taxes which are being contested in good faith). There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of the Parent Entities. No claim has ever been made in writing which is currently pending by an authority in a jurisdiction where any Parent Entity does not file a Tax Return that such Parent Entity may be subject to Taxes by that jurisdiction.

(b)          None of the Parent Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes which is currently pending, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Parent Entity. None of the Parent Entities has waived any statute of limitations in respect of any Taxes which are currently pending.

(c)          Each Parent Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

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3.10         Environmental Matters.

(a)          To the Knowledge of Parent, each Parent Entity, is and has been since January 1, 2010, in material compliance with all Environmental Laws with respect to all real property owned, leased or operated by it.

(b)          There is no Litigation pending or, to the Knowledge of Parent, threatened before any Governmental Entity in which any Parent Entity is reasonably expected to incur material Liability (i) under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material.

3.11         Compliance with Laws.

Since January 1, 2010, Parent Entities have been and currently are in compliance in all material respects with all Laws and all Orders, in each case applicable to any Parent Entity. Since January 1, 2010, each Parent Entity has held and currently holds all material Permits reasonably necessary for the conduct of their respective businesses as they are now being conducted and such Permits are valid and in full force and effect. No revocation or cancellation of any such material Permit is, to the Knowledge of Parent, pending, and since January 1, 2010, no Parent Entity has received any written, or to the Knowledge of the Company, oral, notice from any Governmental Entity threatening to revoke or cancel any such Permit or threatening any adverse action with respect to any such Permit. Each Parent Entity is in compliance with the terms of all such material Permits.

3.12         Material Contracts.

No Parent Entity is a party to any Contract or amendment thereto that would be required to be, and has not been, filed as an exhibit to a SEC Report filed by Parent with the SEC as of the date of this Agreement. With respect to any Contract or amendment thereto required to be filed as an exhibit to a SEC Report filed by Parent with the SEC: (i) the Contract is in full force and effect, except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms (and not as a result of a Default by Parent) and subject to the Bankruptcy and Equity Exception; (ii) no Parent Entity is in Default thereunder; and (iii) no other party to any such Contract is, to the Knowledge of Parent, in Default in any respect or has repudiated or waived any material provision thereunder.

3.13         Tax and Regulatory Matters.

No Parent Entity or, to the Knowledge of Parent, any Affiliate thereof has taken or agreed to take any action, and Parent does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any of the Governmental Approvals.

3.15         Litigation.

As of the date hereof, there is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened against Parent or its properties. As of the date hereof, neither Parent nor Sub nor any of their respective properties is subject, or, to the Knowledge of Parent, threatened to be subject, to any outstanding Order.

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3.16         Information Supplied.

(a)          None of the information supplied or to be supplied by or on behalf of Parent or Sub and included or incorporated by reference in the Registration Statement to be filed by Parent with the SEC and any similar or equivalent filing with the ISA and/or the TASE will, when the Registration Statement becomes effective, contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)          None of the information supplied or to be supplied by or on behalf of Parent or Sub and included or incorporated by reference in (i) the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders and the Parent's stockholders including any amendment or supplement thereto or (ii) any other documents to be filed by Parent or any of its Affiliates with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby (including the Required Filings) will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed, distributed or disseminated to the stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Company Stockholders’ Meeting to consider the Merger and the Parent Stockholders' Meeting contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)          All documents that Parent is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law, including the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

3.17         Brokers and Finders.

Except for Barrington Research Associates, Inc., the fees of which will be paid by the Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Parent in connection with this Agreement or the transactions contemplated hereby.

3.18         Ownership and Operations of Sub.

Parent, directly or indirectly, owns all of the outstanding capital stock of Sub. Sub was formed solely for the purpose of engaging in the Merger and the transactions contemplated hereby and has engaged in no other business activities or conducted any other operations other than those relating to the Merger and the transactions contemplated hereby.

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3.19         Ownership of Company Common Stock.

Except for shares of Company Common Stock beneficially owned by the Interested Stockholders, neither Parent, Sub nor any Affiliate of Parent or Sub, which group, solely for purposes of this Section 3.19, expressly does not include any of the Interested Stockholders, beneficially owns (within the meaning of either Section 13 of the Exchange Act and the rules and regulations promulgated thereunder or NRS 78.414), or will prior to the Effective Time beneficially own any shares of Company Common Stock, or is, or will be prior to the Effective Time, a party to any contract, arrangement or understanding (other than this Agreement and the other agreements contemplated herein) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

3.20         Israeli Antitrust Provisions.

The Parent is not, and does not, directly or indirectly, control (as defined in the Israeli Restrictive Trade Practices Law), an entity which is a “monopoly” (as defined in the Israeli Restrictive Practices Law).

Article 4
CONDUCT OF BUSINESS PENDING CONSUMMATION

4.1           Affirmative Covenants of the Company.

From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement in accordance with Section 6.1, except as contemplated or permitted by this Agreement, as set forth on the Company Disclosure Schedule, as required by applicable Law or regulation or unless the prior written consent of Parent shall have been obtained (which shall not be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein, the Company shall, and shall cause each Company Subsidiary to: (a) operate its business in the ordinary course consistent with past practice; (b) use its reasonable efforts to preserve intact its business organization and material Assets and maintain its rights and franchises and keep available the services of present employees, consultants, independent contractors and executive officers of the Company and the Company Subsidiaries; (c) notify Parent promptly (i) after receipt of any material communication (written or oral) between the Company or any the Company Subsidiaries, on the one hand, and the FDA (or any similar foreign Regulatory Authority), on the other hand, or inspections of any manufacturing facility or clinical trial site and before giving any material submission to the FDA (or any similar foreign Regulatory Authority), and (ii) prior to making any material change to a study protocol, adding any new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its Product Candidates or programs; and (d) take no action that would reasonably be likely to (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

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4.2           Negative Covenants of the Company.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of Parent shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth in Section 4.2 of the Company Disclosure Schedule, except as otherwise expressly contemplated herein, and except as required by applicable Law, the Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Company Subsidiaries to do or agree or commit to do, any of the following:

(a)          amend the Organizational Documents of any Company Entity;

(b)          incur any debt obligation or other obligation for borrowed money (other than (i) indebtedness of one wholly owned Company Entity to another wholly owned Company Entity and (ii) trade payables incurred in the ordinary course of business) (for the Company Entities on a consolidated basis), or impose, or suffer the imposition, on any material Asset of any Company Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Schedule);

(c)          repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under the Company Option Plans or in connection with the Warrant Agreements), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Company Entity;

(d)          (i) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock (other than the issuance of Company Common Stock issued upon the exercise of Company Options outstanding on the date hereof in accordance with the Company Option Plan, upon the exercise of the Warrant Agreements or in connection with the replacement of certificates evidencing Company Common Stock, which certificates were lost or destroyed) or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, (ii) except pursuant to Section 1.7, accelerate the exercisability of any share of restricted stock, option, warrant or other right to purchase shares of Company Common Stock or any other capital stock of any Company Entity or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of the capital stock of any Company Entity (other than any dividend or distribution payable by any Company Subsidiary to another Company Subsidiary or to the Company);

(e)          adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another wholly owned Company Entity) or (ii) any Asset having a book value in excess of $150,000 other than in the ordinary course of business consistent with past practice;

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(f)          (i) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three (3) years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, Asset transfers, loans or advances, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person or (ii) merge, consolidate or adopt a plan of liquidation;

(g)          (i) enter into any new line of business or into any new commercial territory outside of the United States or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $150,000 or (ii) dispose of, grant, obtain or permit to lapse any material rights in any Intellectual Property or dispose of or disclose to any Person, except pursuant to confidentiality obligations or requirements of Law, other than to Representatives of Parent, any material Trade Secret;

(h)          (i) except as required by the terms of any Plan or Contract (as in effect on the date hereof) or pursuant to requirements of Law, (A) increase the benefits available to any current or former executive officer or director; (B) increase the base salary, wages or bonus opportunity of any current or former executive officer or director of the Company, except for an increase in bonus of not more than 10% of the target bonus set forth in any employment agreement or established by the Board or any committee thereof for any current employee, executive officer or director in the ordinary course of business consistent with past practice; or (C) grant any severance, bonus, termination pay, equity or equity-based awards to any current or former executive officer or director of the Company other than as required by any employment agreement or pursuant to any Plan established prior to the date of this Agreement; (ii) establish, adopt, amend or terminate any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, or any Plan, except as required to comply with requirements of Law; (iii) terminate without “cause” any executive officer; (iv) except for the hiring or engagement of non-officer employees or individual independent contractors who have aggregate annual compensation that is not in excess of $50,000, hire or engage any employee or individual independent contractor of the Company; or (v) forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of the Company;

(i)           (i) make or change any material Tax election, (ii) file any materially amended Tax Return, (iii) settle any material Tax claim or assessment relating to the Company Entities, or (iv) surrender any right to claim a refund of material Taxes;

(j)          make any material change in any accounting methods or policies or systems of internal accounting controls, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(k)          except to the extent expressly permitted by Section 4.7, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 5 not being satisfied;

(l)          except in the ordinary course of business, enter into, modify, amend or terminate any Company Material Contract or waive, release, compromise or assign any material rights or claims with respect to any Company Material Contract;

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(m)          commence, settle or compromise any pending or threatened Litigation except with respect to compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $50,000 individually or $100,000 in the aggregate;

(n)          pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations, in the ordinary course of business consistent with past practice;

(o)          terminate or allow to lapse, or modify in any material respect, any material insurance policy;

(p)          enter into any agreement, take any action or fail to any action that would affect the validity or enforceability of the hGH-CTP Intellectual Property or impair or constitute an Encumbrance (other than a Permitted Encumbrance) on the Company’s ability to transfer the hGH-CTP Intellectual Property;

(q)          take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(r)          agree or commit to do any of the foregoing.

4.3           Covenants of Parent.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of Company shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein or as set forth in Parent’s Disclosure Schedule, Parent covenants and agrees that it shall and shall cause each of the Parent Subsidiaries to (x) operate its business only in the ordinary course, and (y) use its reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises; provided, that the foregoing shall not prevent any Parent Entity from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Parent, desirable in the conduct of the business of Parent and the Parent Subsidiaries. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, Parent further covenants and agrees that it will not do or agree or commit to do, or permit any of the Company Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Company, which consent shall not be unreasonably withheld, delayed or conditioned, or as otherwise contemplated herein or in the Parent Disclosure Schedule:

(a)          amend the Organizational Documents of Parent or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Company or the holders of Company Common Stock relative to other holders of Parent Common Stock;

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(b)          repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under all “employee benefit plans” (as defined in ERISA) of any Parent Entity), directly or indirectly, more than twenty percent (20%) of the current outstanding shares, or any securities convertible into any shares, of the capital stock of any Parent Entity, or declare or pay any dividend or make any other distribution in respect of Parent’s capital stock; provided, that Parent may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay cash dividends on the shares of Parent Common Stock at a rate not in excess of $0.10 per share;

(c)          take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(d)          except for and excluding issuances anticipated by this Agreement, agreements disclosed in the Parent SEC Reports or pursuant to the exercise of stock options or other Equity Rights outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding shares or Equity Rights representing more than twenty percent (20%) of the current outstanding shares of Parent Common Stock or any other capital stock of any Parent Entity (on an as-converted basis) whether by sale, transfer, merger, tender offer, share exchange, business combination, reorganization, recapitalization or otherwise;

(e)          take any action that would reasonably be expected to result in any of the conditions to the merger set forth in Article 5 not being satisfied; or

(f)          agree to take, make any commitment to take, or adopt any resolutions of Parent’s board of directors in support of, any of the actions prohibited by this Section 4.3.

4.4           Notification of Certain Matters.

(a)          Each Party agrees to promptly notify the other Party upon becoming aware of (i) any notice or other communication from any Person alleging that the consent of such Person may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity or Regulatory Authority in connection with the transactions contemplated by this Agreement, and (iii) any Litigation instituted or threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against such Party or any its directors, officers or Affiliates, including by any stockholder of such Party, before any Governmental Entity, relating to or involving or otherwise affecting such Party or any of the Company Subsidiaries, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. Parent shall have the right to be consulted with respect to the defense of any such Litigation; provided, that subject to Section 4.15, the Company shall retain the sole right and complete discretion to determine its own course of conduct with respect to any such Litigation.

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(b)          The Company agrees to promptly notify Parent upon becoming aware of (i) any facts or circumstances which could result in a decision from a court, patent office, or other regulatory agency rendering any hGH Intellectual Property invalid or unenforceable or (ii) any facts or circumstances, that would, or would reasonably be expected to, affect the validity or enforceability of the hGH-CTP Intellectual Property or impair or constitute an Encumbrance on the Company’s ability to transfer the hGH-CTP Intellectual Property.

4.5           No Control of Other Party’s Business; Other Actions.

Nothing contained in this Agreement is intended to give Parent the right to control or direct any of the Company Entities’ operations prior to the Effective Time. Prior to the Effective Time, the Company Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

4.6           Preparation of Joint Proxy Statement/Prospectus and Registration Statement; Stockholder Meetings.

(a)          Subject to Section 4.7, as promptly as practicable after the execution of this Agreement, the Company, in cooperation with and subject to the approval of the Special Committee, and Parent shall cooperate in preparing and causing to be filed with the SEC the Proxy Statement and the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock as Merger Consideration (including any amendments or supplements, the “Prospectus”, and when filed with the Proxy Statement as a single filing, the “Joint Proxy Statement/Prospectus”) relating to the Company Stockholders' Meeting and the Parent Stockholders' Meeting, and Parent shall prepare, together with the Company, and file with the SEC the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which the Parent Common Stock issuable in the Merger will be registered with the SEC (as amended or supplemented, the “Registration Statement”) (in which the Joint Proxy Statement/Prospectus will be included) and each of the Company and Parent shall prepare and file with the SEC, ISA and TASE any other document, schedule or statement required to be filed by such Party (a “Required Filing”). Each of Parent and the Company shall promptly provide to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus, Registration Statement and any Required Filing pursuant to this Section 4.6, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Joint Proxy Statement/Prospectus, Registration Statement and any Required Filing. Each of the Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus and Registration Statement to be filed with the SEC not later than the date that is sixty (60) calendar days after the date hereof. Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of the Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders as promptly as practicable after the Registration Statement becomes effective (but in no event prior to or on the Solicitation Period End-Date or, if applicable, the Cut-Off Date). The Parties shall promptly provide copies, consult with each other and cooperate in the preparation of written responses with respect to any written comments received from the SEC with respect to the Joint Proxy Statement/Prospectus, the Registration Statement or any Required Filing and promptly advise one another of any oral comments received from the SEC. The Registration Statement, the Joint Proxy Statement/Prospectus and any Required Filing shall, at the time of the Company Stockholders’ Meeting and the Parent Stockholders' Meeting comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The Company shall retain a proxy solicitor on terms reasonably acceptable to Parent in connection with the solicitation of the Required Company Vote.

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(b)          Parent and the Company shall make all required filings with respect to the Merger and the transactions contemplated hereby under the Securities Act and the Exchange Act, the rules of any stock exchange on which Parent's securities or the Company's securities are listed, applicable state securities and “blue sky” laws and the rules and regulations thereunder and any applicable foreign securities Laws or with any foreign securities authorities. Each Party will advise the other, promptly (but in any event within one (1) Business Day) after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC for amendment of the Joint Proxy Statement/Prospectus, the Registration Statement or any Required Filing or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any Required Filing shall be filed without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a Party which are incorporated by reference in the Joint Proxy Statement/Prospectus, the Registration Statement or any Required Filing, this right of approval shall apply only with respect to information relating to the other Party or its business, financial condition or results of operation. If at any time prior to the Effective Time, any information relating to Parent, Sub or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any Required Filing, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly (but in any event within one (1) Business Day) notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Parent.

(c)          The Company shall cause the Company Stockholders’ Meeting to be duly called and held as soon as reasonably practicable after the SEC declares the Registration Statement effective (but in no event prior to or on the Solicitation Period End-Date or, if applicable, the Cut-Off Date) for the purpose of obtaining the Required Company Vote. In connection with such meeting, the Company will (i) except in the event of a Change of Recommendation pursuant to Section 4.7, use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting.

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(d)           Parent shall cause the Parent Stockholders’ Meeting to be duly called and held as soon as reasonably practicable after the SEC declares the Registration Statement effective (but in no event prior to or on the Solicitation Period End-Date or, if applicable, the Cut-Off Date) for the purpose of obtaining the Required Parent Vote. In connection with such meeting, Parent will (i) use its reasonable best efforts to obtain the Required Parent Vote and recommend that the stockholders of Parent approve the issuance of Parent Company Stock to be issued as Merger Consideration under the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) otherwise comply with all legal requirements applicable to such meeting.

(e)          Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in the Registration Statement, at the time the Registration Statement is declared effective by the SEC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party to the Company specifically for inclusion in the Joint Proxy Statement/Prospectus, on the date the Joint Proxy Statement/Prospectus is first mailed to the shareholders of the Company and the stockholders of Parent, at the time of the Company Stockholders’ Meeting and the Parent Stockholders' Meeting and at the Effective Time, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in any Required Filing, at the time any such Required Filing is filed with the SEC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(f)          The Company and Parent shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement in connection with the Merger and the other transactions contemplated hereby as soon as practicable, including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, and all other Consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained.

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4.7           Solicitation; Change in Recommendation.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the day that is forty (40) days following the date of this Agreement (the “Solicitation Period End Date”), the Company, the Company Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Special Committee) to, directly or indirectly: (i) solicit, initiate, facilitate and encourage any Company Acquisition Proposal from any third party, including by way of providing access to information pursuant to one or more confidentiality agreements containing terms at least as restrictive with respect to such Person as the terms contained in the Confidentiality Agreement are with respect to Parent (provided that such confidentiality agreements may provide that any standstill provisions shall terminate if there is a public announcement that a third party other than Parent has entered into an agreement with the Company with respect to an Acquisition Proposal or such third party has publicly announced that it intends to commence a tender offer with respect to the Company’s equity securities) (an “Acceptable NDA”), provided, that any material non-public information concerning the Company or the Company Subsidiaries provided to any third party given such access shall, to the extent not previously provided to Parent or Sub, be provided to Parent simultaneously or as promptly as reasonably practicable after it is provided to such third party; and (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Company Acquisition Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Company Acquisition Proposal.

(b)          Except as expressly permitted by this Section 4.7, the Company shall, and the Company shall instruct the Company Subsidiaries and the Company’s Representatives to, immediately after the Solicitation Period End Date, or, if applicable, the Cut-Off Date: (A) cease all discussions and negotiations with any Persons that may be ongoing with respect to a Company Acquisition Proposal; and (B) until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 6.1 hereof, not, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly induce or take any other action reasonably expected to lead to, any inquiry, proposal or offer from any Person (other than Parent) that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal; (ii) provide any material non-public information concerning the Company or the Company Subsidiaries to any Person in connection with a Company Acquisition Proposal; or (iii) engage in any discussions or negotiations with any third party concerning a Company Acquisition Proposal. For the avoidance of doubt, after the Solicitation Period End Date, the Company may continue to engage in the activities described in this Section 4.7(b) with respect to any Company Acquisition Proposal submitted by a Continuing Party on or before the Solicitation Period End Date until 11:59 p.m. (New York City time) on the twentieth (20th) day following the Solicitation Period End Date (the “Cut-Off Date”), including with respect to any amended or revised Company Acquisition Proposal submitted by such Continuing Party on or before the Cut-Off Date.

(c)          Notwithstanding anything to the contrary contained in Section 4.7(b), in the event that, prior to the receipt of the Required Company Vote, the Company receives an written Company Acquisition Proposal, then the Company may take the following actions:

(i)          contact the Person who has made such Company Acquisition Proposal to clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such Company Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal;

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(ii)         furnish information concerning the Company and the Company Subsidiaries to the Person making such Company Acquisition Proposal (and its respective Representatives) pursuant to an Acceptable NDA; and

(iii)        engage in discussions or negotiations (including, as a part thereof, making counterproposals) with such Person (and its Representatives) with respect to such Company Acquisition Proposal; provided, that prior to taking any action described in Section 4.7(c)(ii) or Section 4.7(c)(iii) above, the Special Committee shall have determined in good faith (i) (after consultation with the Company’s outside financial advisors) that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (ii) (after consultation with the Company’s outside legal advisors) that failing to take any such actions would likely be inconsistent with the Special Committee’s exercise of its fiduciary duties under applicable Law.

(d)          The Company shall notify Parent promptly (but in any event within twenty-four (24) hours) of (i) any Company Acquisition Proposal, (ii) any initial request for non-public information concerning the Company or any Company Subsidiary related to, or from any Person or group who would reasonably be expected to make a Company Acquisition Proposal or (iii) any initial request for discussions or negotiations related to any Company Acquisition Proposal. The Company will provide Parent promptly (but in any event within twenty-four (24) hours), the identity of the Person making such proposal, offer or inquiry or other contact and the material terms and conditions of any proposals or offers and thereafter shall promptly keep Parent informed of the status and all material developments of any such proposals, offers, inquiries or requests.

(e)          Except as otherwise provided in this Agreement, the Board shall not (i) (A) withdraw (or modify in a manner adverse to Parent and Sub), or propose publicly to withdraw (or modify in a manner adverse to Parent and Sub), the Company Board Recommendation, (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Company Acquisition Proposal (any action in this clause (i) being referred to as a “Change of Recommendation”) or (ii) adopt, approve or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any merger agreement, letter of intent, agreement in principle, share purchase agreement, option purchase agreement, asset purchase agreement, share exchange agreement or other similar agreement relating to a Company Acquisition Proposal (other than an Acceptable NDA) or (C) if a tender offer or exchange offer for shares of Company Common Stock that constitutes a Company Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer (other than a communication that is in compliance with Rule 14d-9 and Rule 14e-2 which communication also complies with Section 4.7(g)). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Required Company Vote, (x) if the Special Committee determines in good faith (after consultation with the Company’s outside legal advisors) that the failure to do so would likely be inconsistent with its fiduciary duties under applicable Law, then the Board, acting upon the recommendation of the Special Committee, may make a Change of Recommendation; or (y) if the Board determines in good faith (after consultation with the Company’s outside financial and legal advisors) that a Company Acquisition Proposal constitutes a Superior Proposal, then the Company may enter into a definitive written agreement with respect to such Superior Proposal and/or adopt, approve, endorse or recommend such tender offer or exchange offer for shares of Company Common Stock.

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(f)          The Company shall not be entitled to effect a Change of Recommendation or enter into a definitive agreement with respect to a Superior Proposal as permitted under Section 4.7(e) unless (i) the Company has provided written notice (a “Notice of Change ”) at least three (3) Business Days in advance to Parent and Sub advising Parent that the Board intends to make a Change of Recommendation or enter into a definitive written agreement with respect to such Superior Proposal, as applicable, and specifying the reasons therefor, including in the case of a Superior Proposal the material terms and conditions of such Superior Proposal that is the basis of the proposed action by the Board (including the identity of the third party making the Superior Proposal and any financing materials related thereto, if any), (ii) during the three (3) Business Day period following Parent’s and Sub’s receipt of the Notice of Change, the Company shall, and shall cause its Representatives to, in the case of a Superior Proposal only, negotiate with Parent and Sub in good faith (to the extent Parent and Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal and (iii) in the case of a Superior Proposal only, following the end of the three (3) Business Day period, the Board and the Special Committee shall have determined in good faith, taking into account any changes to this Agreement proposed in writing by Parent and Sub in response to the Notice of Change or otherwise, that the Superior Proposal giving rise to the Notice of Change continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Change and the Company shall be required to comply again with the requirements of this Section 4.7(f); provided, that references above in this Section 4.7(f) to three (3) Business Days shall be changed to references to two (2) Business Days.

(g)          Nothing contained in this Section 4.7 shall prohibit the Company, the Board or the Special Committee from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Company Acquisition Proposal or (ii) making any disclosure to the stockholders of the Company or taking any other action required to comply with applicable Law (including their fiduciary duties thereunder). Any public disclosure by the Company relating to a Company Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Board and Special Committee expressly publicly reaffirms its approval or recommendation of this Agreement and the Merger in such disclosure, or in the case of a “stop, look and listen” or similar communication, in a subsequent disclosure on or before the earlier of (i) the last day of the ten (10) business day period under Rule 14d-9(f) under the Exchange Act and (ii) two (2) Business Days before the Company Stockholders’ Meeting.

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(h)          For purposes of this Agreement, (i) “Company Acquisition Proposal” means any offer or proposal made by a Person or group at any time after the date hereof that is structured to result in such Person or group acquiring, directly or indirectly, beneficial ownership of at least fifteen percent (15%) of the Assets of, equity interest in, or business of, the Company and the Company Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, license, share exchange, business combination, tender offer, sale of shares of capital stock, sale of assets or other similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger, (ii) “Superior Proposal” means any Company Acquisition Proposal that if consummated would result in a Person or group owning, directly or indirectly, (a) fifty percent (50%) or more of all classes of outstanding equity securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (b) fifty percent (50%) or more (based on the fair market value thereof) of the Assets of the Company and the Company Subsidiaries (including capital stock of the Company Subsidiaries), taken as a whole, that the Board or the Special Committee determined (after consultation with its outside legal counsel and financial advisor) are superior, from a financial point of view, to this Agreement, taking into account all financial, legal, regulatory and other aspects of such proposal and of this Agreement (including the relative risks of non-consummation and any changes to the terms of this Agreement proposed by Parent to the Company), and (iii) “Continuing Party” shall mean any Person or group (other than Parent or Sub) (i) from whom the Company has received, after the date of this Agreement and prior to the Solicitation Period End Date, a written Company Acquisition Proposal that the Company Board and Special Committee determines, as of the Solicitation Period End Date, in good faith (after consultation with its independent financial advisor and outside legal counsel) would reasonably be expected to result in a Superior Proposal and (ii) is engaged in good faith discussions with the Company with respect to such Company Acquisition Proposal immediately prior to the Solicitation Period End Date.

4.8           Access to Information.

(a)          Upon reasonable notice, Company shall (and shall cause the Company Subsidiaries to) afford to Parent and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, the Company shall (and shall cause its respective Subsidiaries to) furnish promptly to Parent and its Representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request.

(b)          Each party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain confidentiality agreement, dated April 11, 2013 (the “Confidentiality Agreement”), between the Company and Parent. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

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4.9           Antitrust Notification; Consents; Reasonable Best Efforts.

(a)          Each Party hereto shall file or cause to be filed with (i) the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and (ii) to the extent required, the appropriate Governmental Entity all filings required to be filed under the Israeli Restrictive Practices Law or any other foreign Antitrust Law (“Foreign Antitrust Filings”), in each case in accordance with the applicable rules and regulations promulgated under the relevant Law, with respect to the transactions contemplated hereby. Each Party hereto will use reasonable best efforts to make the filing under the HSR Act and any additional Foreign Antitrust Filings as promptly as reasonably practicable after the date hereof. Each Party hereto will use reasonable best efforts to respond on a timely basis to any requests (formal or informal) for additional information made by any such agency. The administrative filing fee of $125,000 payable under the HSR Act for acquisitions valued at $141.1 million or more, but less than $709.1 million shall be borne 50% by Parent and 50% by the Company.

(b)          The Company and Parent shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary undertakings, notices, reports and other filings and to obtain as soon as practicable all Governmental Approvals, and all other Consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity, Regulatory Authority or other third party in order to consummate the Merger or any of the other transactions contemplated hereby, including with or from the OCS, any works council, labor union or similar entity or governing body. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege (collectively, “Legal Privilege”), Parent and the Company shall use reasonable best efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in (i) any filing made with, (ii) written materials submitted to, or (iii) oral statements made to, any Governmental Entity, Regulatory Authority or other third party in connection with the Merger and the other transactions contemplated hereby. In connection with such collaboration, each of the Company and Parent shall act reasonably and as promptly as practicable. Parent and the Company will communicate with any governmental antitrust authority in respect of the transactions contemplated by this Agreement (other than communications that are not material or relate only to administrative matters) only after having consulted with the other’s advisors in advance and having taken into account any reasonable comments and requests of the other Party and its advisors. Where permitted by the governmental antitrust authority, Parent and Company will allow the other’s advisers to attend all meetings with any governmental antitrust authority or participate in any telephone calls or other such communications (other than meetings, telephone calls or communications that are not material or relate only to administrative matters).

(c)          Subject to applicable Laws and the preservation of any applicable Legal Privilege, the Company and Parent each shall, upon request by the other, use reasonable best efforts to cooperate in obtaining, and furnish the other with all information concerning itself, the Company Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any Divestiture, the Joint Proxy Statement/Prospectus, the Registration Statement, any Required Filing or any other statements, filings, Governmental Approvals, notices or applications made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any Governmental Entity, Regulatory Authority or other third party in connection with the Merger and the other transactions contemplated hereby.

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(d)          Subject to any confidentiality obligations and the preservation of any Legal Privilege, the Company and Parent each shall use reasonable best efforts to keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of the Company Subsidiaries, from any Governmental Entity, Regulatory Authority or other third party with respect to the Merger and the other transactions contemplated hereby.

(e)          Subject to the provisions of Sections 4.7, 4.9(b) and 4.9(f), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity, Regulatory Authority or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Sub and the Company shall cooperate with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f)          In furtherance and not in limitation of the covenants of the Parties contained in paragraphs (a)-(e) of this Section 4.9, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law (as defined below) or if any suit is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity, Regulatory Authority or other third party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, Sub and the Company shall take all actions necessary to resolve any such objections or suits (or threatened suits) so as to permit consummation of the transactions contemplated by this Agreement to close as soon as reasonably practicable and in any event no later than the Termination Date, including, without limitation, (i) selling, holding separate or otherwise disposing of or conducting its business in a manner that would resolve such objections or suits, (ii) agreeing to sell, hold separate, divest or otherwise dispose of or conduct its business in a manner that would resolve such objections or suits, or (iii) permitting the sale, holding separate, divestiture or other disposition of, any of its assets or the assets of the Company Subsidiaries or the conducting of its business in a manner that would resolve such objections or suits (or threatened suits) (collectively, “Divestitures”); provided, that any obligation to make or agree to make a Divestiture by the Parent, Company or any of their respective Subsidiaries may, at Parent’s or the Company’s option, as applicable, be conditioned upon and effective as of the Effective Time and shall not affect the other terms or conditions hereunder. Without limitation to the terms of Sections 4.9(b) and 4.9(c), to the extent not prohibited by applicable Law, Parent shall keep the Company apprised of material communications regarding proposed remedies to any objections that may be expressed by the Federal Trade Commission, the Department of Justice or comparable foreign Governmental Entities or Regulatory Authorities and will consult with the Company and give due consideration to its views with respect to any possible Divestiture plans; provided, that following the date hereof, Parent shall have the sole and exclusive right to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the Divestiture of such assets of Parent, the Company or their respective Subsidiaries or otherwise offer to take or offer to commit (and if such offer is accepted, commit to and effect) any action as may be required to resolve such objections or suits provided, that any such Divestiture involving assets of the Company or the Company Subsidiaries shall be conditioned upon and effective as of the Effective Time and shall not affect the other terms or conditions hereunder. “Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Israeli Restrictive Practices Law, and all other state, foreign, national, multinational, and supra-national Laws, if any, that are designed or intended to control mergers and acquisitions or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

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4.10         Filing with State Office.

Upon the terms and subject to the conditions of this Agreement, Sub and the Company shall execute and file the Articles of Merger with the Secretary of State of the State of Nevada in connection with the Closing.

4.11         Directors’ and Officers’ Indemnification and Insurance.

(a)          For purposes of this Section 4.11, (i) “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company or who was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise , and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation, whether or not such claim, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b)          From and after the Effective Time, Parent and the Surviving Corporation shall (i) indemnify and hold harmless against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and the Company Organizational Documents, and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Organizational Documents immediately prior to the Effective Time and ensure that the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and the Company Subsidiaries than are presently set forth in the Company Organizational Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 4.11(b) shall not be amended, repealed or otherwise modified at any time until six (6) years from the Effective Time in a manner that would adversely affect the rights of such Indemnified Person as provided herein except as required by applicable Law. Without limiting the foregoing, in any case in which approval by Parent or the Surviving Corporation is required to effectuate any indemnification or advancement of expenses, Parent or the Surviving Corporation, as applicable, shall direct, at the election of the Indemnified Person, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and the Indemnified Person.

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(c)          For a period of six (6) years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Person on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, that Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Person; provided further, that in satisfying their obligation under this Section 4.11(c), Parent shall not be obligated to pay for coverage for any 12-month period with aggregate premiums for insurance in excess of 200% of the amount (“Annual Amount”) payable by the Company for 12 months of coverage under its existing directors’ and officers’ liability insurance policies, it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for 200% of the Annual Amount. Parent will cause such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation. In lieu of maintaining such policies, the Surviving Corporation may purchase, at the Effective Time, tail policies to the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that the Surviving Corporation shall not be obligated to pay for coverage for any 12-month period with aggregate premiums for insurance in excess of 200% of the Annual Amount, it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for 200% of the Annual Amount.

(d)          Subject to applicable Law, the rights of any Indemnified Person under this Section 4.11 shall be in addition to any other rights such Indemnified Person may have under the articles of incorporation or bylaws of the Surviving Corporation or any of the Company Subsidiaries under the NRS or otherwise. The provisions of this Section 4.11 shall survive the consummation of the Merger for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, that in the event that any claim or claims for indemnification set forth in Section 4.11 are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. If Parent and/or Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or Surviving Corporation, as the case may be, shall assume the obligations of Parent and Surviving Corporation set forth in this Section 4.11.

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4.12         Press Releases.

The initial press release concerning the Agreement and the Merger shall be a joint release and, thereafter, so long as this Agreement is in effect, none of Parent, Sub or the Company will disseminate any press release or other public disclosure materially related to this Agreement, the Merger or any other transaction contemplated hereby, without the prior consent of the other Parties hereto; provided, that nothing in this Section 4.12 shall be deemed to prohibit any Party from making any disclosure that its outside legal counsel deems required by Law or the rules or regulations of any applicable securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance provided, further, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, non-public information regarding the other Parties. Notwithstanding the foregoing, the Company may disseminate press releases or other public disclosure regarding a Change of Recommendation in accordance with Section 4.7 without the prior written consent of Parent or Sub.

4.13         State Takeover Laws; Charter Provisions; No Rights Plan.

(a)          The Company and the Board shall take all actions as may be necessary to ensure that no Anti-takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(b)          The Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Company Organizational Documents or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company that may be directly or indirectly acquired or controlled by them.

(c)          From the date hereof through the earlier of termination of this Agreement and the Effective Time, the Company will not adopt, approve or agree to adopt, a rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

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4.14         Employee Benefits and Contracts.

As of the Effective Time (and for at least six months thereafter), Parent shall provide, and cause the Surviving Corporation to provide, pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) to the employees of the Company and the Company Subsidiaries which when taken as a whole are substantially similar to the pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) that are provided to such employees pursuant to Plans on the date of this Agreement. Nothing herein shall require Parent to continue any particular Plan or benefit or prevent the Parent from terminating (or causing the termination of) the employment of any employee of the Company or any Company Subsidiary at any time after the Closing Date for any reason (or no reason). The provisions of this Section 4.14 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to constitute an amendment to any Plan or create any right or cause of action in or on behalf of any Person (including, for the avoidance of doubt, any current or former employees, officers, directors or consultants of the Company or any of the Company Subsidiaries), other than the parties hereto.

4.15         Stockholder Litigation.

Each of the Company and Parent shall keep the other Party hereto informed of, and cooperate with such Party in connection with, any stockholder litigation or claim against such Party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, that, notwithstanding any contrary provision of Section 4.3, no settlement in connection with such stockholder litigation shall be agreed to without Parent’s prior written consent, except for, after consultation with Parent, any settlement or offer to settle that involves solely additional disclosure with respect to the Company and the Company Subsidiaries.

4.16         Warrant Agreements.

Promptly following the date hereof, the Company shall contact the Persons (the “Warrant Holders”) that are parties to each Warrant Agreement and shall adopt any and all resolutions and take all reasonable actions that are necessary (including such actions as are reasonably necessary to receive consent (except as agreed by Parent in its sole discretion, without the payment of any consideration) from the Warrant Holders to amend the Warrant Agreements as provided herein) to amend the Warrant Agreements to effectuate the provisions of Section 1.8(a) at the Effective Time. To the extent that notice of the transactions contemplated by this Agreement or their terms are required under the applicable Warrant Agreement, the Company shall provide such notice within the required time period. Each of the Company and Parent shall use its respective reasonable efforts to amend, as of the Effective Time, each Warrant Agreement (such amendment in effect as of the Effective Time) to effectuate the provisions of Section 1.8(a) at the Effective Time.

4.17         TASE; NYSE; Post-Closing SEC Reports.

Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the TASE and the NYSE MKT to enable the delisting by the Surviving Corporation of the Company Common Stock from the TASE and, promptly thereafter, from the NYSE MKT and the deregistration of the Company Common Stock under the Exchange Act, in each case, promptly after the Effective Time. Parent will use reasonable efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date, or as soon as reasonably practicable thereafter, following the Closing and (b) a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five (5) business days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company pursuant to this Section 4.17 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

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4.18         FIRPTA Company Certificate.

Prior to the Effective Time, the Company shall execute and deliver to Parent and Sub a certificate (in a form reasonably acceptable to Parent and Sub) conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h).

4.19         Conduct of Parent and Sub.

Subject to applicable Law, neither Parent nor Sub will take any action that, or fail to take any reasonable action, for which the failure to take such action, is intended to, or would reasonably be expected to, individually or in the aggregate, result in any condition to the Merger not being satisfied or prevent, delay or impede the ability of Parent and Sub or the Company to consummate the Merger or the other transactions contemplated by this Agreement.

4.20         Section 16 Matters.

Prior to the Effective Time, the Company shall take all such reasonable steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.21         Governance Matters.

The Company shall take all reasonable action to cause, effective at the Effective Time, if requested by Parent, the resignations of such directors and officers of the Company and/or the Company Subsidiaries as Parent may request.

4.22         SEC and ISA Reports.

During the period prior to the Effective Time, the Company shall continue to timely file or furnish all forms, reports, statements, schedules and other materials with the SEC, ISA and TASE required to be filed or furnished pursuant to the Exchange Act or other federal or applicable foreign securities Laws.

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4.23         Israeli Income Tax Ruling.

As soon as reasonably practicable after the execution of this Agreement, the Company shall cause its Israeli counsel and accountants to prepare and file with the Israeli Income Tax Commissioner an application for rulings in respect of the matters set forth on Schedule 4.23 of the Company Disclosure Schedule in such form and on such conditions as may be reasonably acceptable to the Company (the “Israeli Income Tax Ruling”).   The Parties shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable in order to obtain the Israeli Income Tax Rulings.  Subject to the terms and conditions hereof, the Parties shall use their best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Income Tax Rulings as promptly as practicable.  Notwithstanding any provisions contained in Section 4.1 hereof to the contrary, but subject to this Section 4.23, the Company shall be allowed to comply with any condition contained in the Israeli Income Tax Rulings, or reasonably requested by the Israeli Income Tax Commissioner in connection with its delivery of such rulings. Without limitation on or derogation from the right of the Company to waive the request for the Israeli Income Tax Ruling pursuant to Section 5.3, the Parties hereby agree, that to the extent so required under the relevant Israeli Income Tax Ruling, the Merger Consideration payable to Israeli equity holders of the Company at the Closing in accordance with this Agreement, shall be deposited with ESOP Management and Trust Services Ltd. or a similar service provider as shall be determined by the Parent and the Company, who shall act as a paying or escrow agent, subject to the terms of the Israeli Income Tax Ruling and an appropriate agreement to be executed prior to the Closing by and between such service provider, the Parent and the Company. In carrying out the provisions of Section 1.8(b) above, the Parent shall comply with the relevant Israeli Income Tax Ruling. Following the Effective Time, the Parent shall comply with all Laws and requirements as may be applicable in order to protect, and shall not take any action which may adversely affect, the tax-free nature of the transactions contemplated hereby, in accordance with the Tax Ordinance and the Israeli Income Tax Rulings.

4.24         Post-Closing Restructuring.

(a)          As promptly as practicable after the Effective Time, the Surviving Corporation shall merge with and into a Delaware limited liability company wholly owned by Parent (the "LLC"), in accordance with the provisions of the NRS and the Delaware Limited Liability Act, as amended (the "DELLC Act"), and with the effects provided in the NRS and the DELLC Act. At the effective time of such merger, the separate corporate existence of the Surviving Corporation shall cease, and the LLC shall continue as the surviving entity in such merger (the "Surviving Entity") and shall be a wholly owned Subsidiary of Parent and shall governed by the Laws of the State of Delaware. From and after the effective time of such merger, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Surviving Corporation, and all of the claims, obligations, liabilities, debts and duties of the Surviving Corporation and the LLC shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

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(b)          As promptly as practicable after the Effective Time, Modigene, Inc., a Delaware corporation and direct, wholly owned Subsidiary of the Company, shall be converted into a Delaware limited liability company in accordance with the provisions of the Delaware General Corporation Law (the "DGCL") and the DELLC Act, with the effects provided in the DGCL and the DELLC Act.

4.25         Application for Israeli Prospectus Exemption

As promptly as practicable after the execution of this Agreement, the Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable to obtain (i) a letter from the ISA confirming that it will not take action against the Parent due to its not publishing a prospectus in connection with the offering of the Parent Common Stock and other securities offered by Parent in Israel pursuant to this Agreement; or (ii) a valid exemption issued by the ISA from publishing a prospectus pursuant to the Israeli Securities Law, 1968 in connection with the offering of the Parent Common Stock and other securities offered by Parent in Israel pursuant to this Agreement (either (i) or (ii), the "ISA Clearance"). The Parties shall cooperate with each other to assist the Parent as necessary in complying with its obligation under this Section.

4.26         Amendment of Certain Israeli Employee Employment Agreements.

Prior to the Effective Time, the Company shall use reasonable best efforts to amend the employment agreement of each Israeli Employee engaged in the development of Intellectual Property for the Company to provide in all material respects that such Israeli Employee: (i) waives any right to receive royalties of any sort in connection with the Intellectual Property, including, but not limited to, royalties arising under Article 134 of the Patent Law, 5727-1967, (ii) confirms that the salary paid to such Israeli Employee pursuant to such Israeli Employee’s employment agreement with the Company, along with any options or other benefits such Israeli Employee have received and/or will receive from the Company in connection with employment, are such Israeli Employee’s sole and exclusive compensation in respect of the Intellectual Property; and (iii) will not be entitled to demand or receive any payment for any action taken by such Israeli Employee in connection with the Intellectual Property.

Article 5
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

5.1           Conditions to Obligations of Each Party.

The obligations of the Company, Parent and Sub to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver (other than the Required Company Vote, which may not be waived in any circumstance) on or prior to the Closing Date of the following conditions:

(a)          Company Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement.

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(b)          No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of making the Merger or the other transactions contemplated hereby illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated hereby; provided, that the provisions of this Section 5.1(b) shall not be available to any Party whose failure to fulfill its obligations pursuant to Section 4.9 shall have been the cause of, or shall have resulted in, such order or injunction.

(c)          Antitrust and Competition Laws. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated pursuant to this Agreement under the HSR Act shall have been terminated or shall have expired, and all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable under other Antitrust Laws of other jurisdictions as set forth on Section 5.1(c) of the Company Disclosure Schedule and Section 5.1(c) of the Parent Disclosure Schedule, shall have been obtained.

(d)          Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity or Regulatory Authority required in connection with the execution, delivery and performance of this Agreement and the other transactions contemplated hereby set forth on Section 5.1(d) of the Company Disclosure Schedule and Section 5.1(d) of the Parent Disclosure Schedule shall have been duly obtained and shall be in full force and effect on the Closing Date.

(e)          Listing. The Parent Common Stock to be issued in the Merger shall have been approved for quotation or listing, as the case may be, on the New York Stock Exchange (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

(f)          Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

(g)          Parent Stockholder Approval. Parent shall have obtained the Required Parent Vote in connection with the issuance of Parent Common Stock to be issued as Merger Consideration as contemplated by this Agreement.

(h)          ISA Clearance. Parent shall have received the ISA Clearance.

5.2           Conditions to Obligations of Parent and Sub.

The obligations of Parent and Sub to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date, of the following additional conditions:

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(a)          Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 2.3(a) (first and second sentences only), 2.3(c) (first and second sentences only), and 2.25 shall be true and correct in all respects (except, in the case of the representations and warranties contained in Section 2.3(a), for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company contained in Sections 2.1(a) and (b) (first sentence of each only) , 2.4(a), 2.4(b)(i), 2.4(b)(ii), 2.4(c), 2.7(b), 2.15, 2.16 and 2.23 shall be true and correct in all material respects, in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) subject to the standard set forth in the first sentence of Article 2, all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Parent shall have received a certificate of an executive officer of the Company to such effect.

(b)          Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of an executive officer of the Company to such effect.

(c)          Parent Tax Opinion. Parent shall have received a written opinion of counsel from Akerman Senterfitt, in form reasonably satisfactory to Parent (the “Parent Tax Opinion” and together with the Company Tax Opinion, the “Tax Opinions”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such Parent Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Company and Parent reasonably satisfactory in form and substance to such counsel. If Akerman Senterfitt does not render such opinion, this condition may be satisfied if DLA Piper LLP (US) renders such opinion, relying upon representations of officers of the Company and Parent reasonably satisfactory in form and substance to DLA Piper LLP (US).

(d)          Warrants. The outstanding Warrant Agreements shall have been amended in accordance with Section 4.16.

(e)          Israeli Income Tax Ruling. Subject to the right of the Company to waive the condition relating to the Israeli Income Tax Ruling pursuant to Section 5.3(d), the Israeli Income Tax Ruling issued by the Israeli Income Tax Commissioner shall not impose any material restriction (i) on any Person that is a stockholder of Parent as of, immediately prior to or following the Closing, or (ii) the transfer of assets, business or operations of Parent, any Parent Entity or the Company, in each case pursuant to Section 103(k) to the Tax Ordinance.

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5.3           Conditions to Obligations of the Company.

The obligations of the Company to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a)          Representations and Warranties. (i) The representations and warranties of Parent and Sub contained in in Sections 3.1(a) and (b) (first sentence of each only), 3.2(a), 3.2(b)(i), 3.2(b)(ii), 3.5 (second sentence only) and 3.8(a) which shall be true and correct in all material respects; (ii) , in each case both when made and at and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case shall be true and correct in all respects as of such date, (ii) the representations and warranties of Parent and Sub contained in 3.4(a) (first and second sentences only), 3.4 (b) (first sentence only), 3.5 (first sentence only) and 3.17 shall be true and correct in all respects (except, in the case of the representations and warranties contained in Section 3.4(a) (first and second sentences only), for such inaccuracies as are de minimis in the aggregate) in each case both when made and at and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case shall be true and correct in all respects as of such date and (iii) subject to the standard set forth in the first sentence of Article 3, all other representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b)          Performance of Obligations of Parent. Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

(c)          Company Tax Opinion. Company shall have received a written opinion of counsel from DLA Piper LLP (US), in form reasonably satisfactory to Company (the “Company Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such Company Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Company and Parent reasonably satisfactory in form and substance to such counsel. If DLA Piper LLP (US) does not render such opinion, this condition may be satisfied if Akerman Senterfitt renders such opinion, relying upon representations of officers of the Company and Parent reasonably satisfactory in form and substance to Akerman Senterfitt.

(d)          Israeli Income Tax Ruling. The Parties shall have been issued the Israeli Income Tax Ruling by the Israeli Income Tax Commissioner.

Article 6
TERMINATION

6.1           Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Required Company Vote (except as otherwise expressly noted):

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(a)          by mutual written consent of Parent and the Company, by action of their respective boards of directors (in the case of the Company, acting upon the recommendation of the Special Committee);

(b)          by either the Company (acting upon the recommendation of the Special Committee) or Parent if:

(i)          the Effective Time shall not have occurred on or before February 23, 2014 (the “Termination Date”); provided that the Termination Date shall be automatically extended for a period of sixty (60) days in the event that the failure of the Closing to have occurred by the initial Termination Date results primarily by the failure of either of the conditions set forth in Section 5.1(d) or 5.1(f); and provided further, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii)         if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to Section 6.1(b)(ii) shall have used its reasonable best efforts to remove such restraint or prohibition as required by this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall not be available to any Party whose material breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted; or

(iii)        if the Required Company Vote shall not have been obtained at the Company Stockholders’ Meeting or any adjournment or postponement thereof; provided, that the right to terminate the Agreement pursuant to this Section 6.1(b)(iii) shall not be available to the Company or Parent, as applicable, if such Party has not complied in all material respects with its obligations under Section 4.6(b);

(c)          by Parent, if:

(i)          the Company shall have breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is not cured by the Company within thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from Parent (or, if earlier the Termination Date), and (B) would result in a failure of any condition set forth in Sections 5.1 or 5.2; provided that Parent’s right to terminate this Agreement pursuant to this Section 6.1(c)(i) shall not be available if Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Sections 5.1 or 5.3 not being satisfied;

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(ii)         (A) the Board fails to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus or a Change of Recommendation shall have occurred; (B) the Board shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Company Acquisition Proposal within five (5) Business Days after Parent so requests in writing; provided, that Parent may make such request only once in any thirty (30) day period; (C) the Company enters into a written agreement with respect to a Company Acquisition Proposal; or (D) the Company, the Board or the Special Committee shall have publicly announced its intention to do any of the foregoing; or

(d)          by the Company (acting upon the recommendation of the Special Committee), if

(i)          Parent or Sub shall have breached or failed to perform in any respect any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is not cured within thirty (30) days following receipt by Parent of written notice of such breach or failure to perform from the Company (or, if earlier, the Termination Date), and (B) would result in a failure of any condition set forth in Sections 5.1 or 5.3; provided, that the Company’s right to terminate this Agreement pursuant to this Section 6.1(d)(i) shall not be available if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Sections 5.1 or 5.2 not being satisfied;

(ii)         there is a Change of Recommendation;

(iii)        the Company enters into a written agreement with respect to a Superior Proposal after complying with the requirements of Section 4.7 and concurrently with such termination the Company pays to Parent the Termination Fee or Alternative Termination Fee, as applicable, pursuant to Section 6.2(b);

(iv)         if (x) all of the conditions contained in Section 5.1 and Section 5.2 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by Parent at the Closing)) and (y) Parent and Sub fail to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.2;

(v)          if between the date of this Agreement and the Closing Date, there has been a Senior Management Change (it being noted that, for purposes of this Section 6.1(d)(v), “Senior Management Change” means any termination of the employment of, or change in, the individual who is the chief executive officer of Parent as of the date of this Agreement); or

(vi)         if (A) the board of directors of Parent fails to recommend or changes its recommendation that the Parent's stockholders approve the issuance of Parent Company Stock to be issued as Merger Consideration under the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement, or (B) the Required Parent Vote shall not have been obtained at the Parent Stockholders’ Meeting or any adjournment or postponement thereof; provided, that the right to terminate the Agreement pursuant to this Section 6.1(d)(vi) shall not be available to the Company if it has not complied in all material respects with its obligations under Section 4.6(b).

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6.2           Effect of Termination.

(a)          Except as provided in this Section 6.2, in the event of termination of this Agreement by either the Company or Parent as provided in Section 6.1, this Agreement (other than Section 4.8(b), 4.12, 6.2, 6.3 and Article 7) shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective Representatives; provided, that the termination of this Agreement shall not relieve any Party from any liability for any fraud or intentional and material breach of this Agreement.

(b)          If (x) Parent shall terminate this Agreement pursuant to Section 6.1(c)(ii)(B) or (y) Parent or the Company shall terminate this Agreement pursuant to Sections 6.1(b)(i) or 6.1(b)(iii), and at any time after the date of this Agreement and prior to the termination of this Agreement a Company Acquisition Proposal shall have been publicly disclosed and not publicly withdrawn, and within nine months after such termination, the Company enters into an agreement in respect of any Company Acquisition Proposal or a transaction in respect of a Company Acquisition Proposal is consummated, then the Company shall pay to Parent an amount equal to $14,400,000 (the “Termination Fee”) by wire transfer of same day funds on the date of entry into the agreement in respect of the Company Acquisition Proposal.

(c)          If (x) Parent shall terminate this Agreement pursuant to Sections 6.1(c)(ii)(A), (C) or (D) or (y) the Company shall terminate this Agreement pursuant to Section 6.1(d)(ii) then the Company shall pay to Parent, not later than two (2) Business Days following such termination, an amount equal to the Termination Fee; provided, that if Parent terminates this Agreement pursuant to Section 6.1(c)(ii)(C) and the Company has entered into a written agreement with respect to a Company Acquisition Proposal with a Continuing Party prior to the Solicitation Period End Date or, if applicable, the Cut-Off Date, then the Company shall pay to Parent, not later than two (2) Business Days following such termination, an amount equal to $9,600,000 (the “Alternative Termination Fee”).

(d)          If the Company shall terminate this Agreement pursuant to Section 6.1(d)(iii), then the Company shall pay to Parent the Termination Fee concurrently with such termination; provided, that if the Company terminates this Agreement pursuant to Section 6.1(d)(iii) to enter into a written agreement with respect to a Superior Proposal with a Continuing Party prior to the Solicitation Period End Date or, if applicable, the Cut-Off Date, then the Company shall pay to Parent the Alternative Termination Fee concurrently with such termination.

(e)          If the Company shall terminate this Agreement pursuant to Section 6.1(d)(vi)(A) or (B), then the Parent shall pay to the Company not later than two (2) Business Days following such termination, an amount equal to $9,600,000.

(f)          For purposes of this Section 6.2, (i) the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 4.7(h), except that the reference to “fifteen percent (15%)” in the definition of “Company Acquisition Proposal” shall be deemed to be a reference to “fifty percent (50%).”

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(g)          All payments under this Section 6.2 shall be made by wire transfer of immediately available funds to an account or accounts designated by Parent.

(h)          Each of the Parties acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the other Party would not enter into this Agreement. Nothing contained in this Section 6.2 shall constitute or shall be deemed to constitute liquidated damages for the intentional breach by the Company or Parent, as applicable, of the terms of this Agreement or otherwise limit the rights of Parent. If a Party fails to pay promptly any fees or expenses due pursuant to this Section 6.2, such Party will also pay to the other Party the other Party’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fees or expenses under this Section 6.2, accruing from its due date, at an interest rate per annum equal to two (2) percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. Under no circumstances shall the Company be obligated to pay more than one (1) Termination Fee or one (1) Alternative Termination Fee, as applicable, and in no event shall the Company be obligated to pay a Termination Fee and an Alternative Termination Fee. If Parent receives a fee pursuant to Sections 6.2(b), 6.2(c) or 6.2(d), the collection of such fee will be the sole and exclusive remedy of Parent and Sub in respect of any breach of, or inaccuracy contained in the Company’s covenants, agreements, representations or warranties in this Agreement.

6.3           Expenses. Except as otherwise provided herein, including as set forth in Section 6.2, all Expenses shall be borne by the Party incurring such Expenses, it being understood and agreed that Expenses associated with the printing, filing and mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto and the solicitation of stockholder approvals shall be borne equally by Parent and the Company, the $125,000 payable under the HSR Act for acquisitions valued at $141.1 million or more, but less than $709.1 million shall be borne equally by Parent and the Company, and each of the Company and Parent shall pay half of any administrative filing fees required to be paid in connection with any filing made under any Foreign Antitrust Filing in connection with the transactions contemplated hereby.

Article 7
MISCELLANEOUS

7.1           Definitions.

(a)          Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

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“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” the volume weighted average price (rounded to four decimal places) of the daily sales prices for the Parent Common Stock for the ten (10) consecutive trading days on which shares are actually traded and reported on the NYSE MKT ending on the close of trading on the fifth trading day immediately preceding the Closing Date (the “Determination Date”) (as reported by The Wall Street Journal or any other authoritative source agreed to by Parent and the Company).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Israel are authorized or required by Law to be closed.

“Common Directors” means Phillip Frost, M.D., Jane Hsiao, Ph.D. and Steven D. Rubin.

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Disclosure Schedule” means the written information set forth in a disclosure letter delivered as of the date of this Agreement to Parent and attached hereto describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, referencing each Section of this Agreement under which such disclosure is being made. Unless reasonably apparent, information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Company Entities” means, collectively, the Company and the Company Subsidiaries.

“Company ISA and TASE Documents” means the ISA and TASE Documents of the Company.

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“Company Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has a material adverse impact on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, business or results of operations of the Company Entities, taken as a whole; provided, that “Company Material Adverse Effect” shall be deemed to exclude the impact of (A) changes in Laws (or interpretations thereof) of general applicability or interpretations thereof by courts or governmental or Regulatory Authorities, (B) changes or modifications in GAAP or regulatory accounting requirements, (C) actions and omissions of any Company Entity taken with the prior written consent of Parent, (D) the public announcement of this Agreement, including, without limitation, any stockholder litigation related to this Agreement, (E) changes in the market price or trading volume of Company Common Stock (it being understood that any cause of any such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur, unless such cause is otherwise excluded), (F) general national or international economic, financial, political or business conditions including the engagement by Israel or the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon Israel or the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (G) any failure by the Company to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur, unless such cause is otherwise excluded); provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B) and (F) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Company and the Company Subsidiaries, as compared to other companies operating in the industry or territory in which the Company and the Company Subsidiaries operate or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

“Company Material Contract” means any Contract which is binding upon the Company or any Company Subsidiary and that:

(i)          would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act

(ii)         contains covenants that limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, could restrict or purport to restrict the ability of the Surviving Corporation or Parent or any of their Affiliates) to compete in any business or with any Person or in any geographic area;

(iii)        involves the payment to or from any Company Entity of $100,000 or more;

(iv)         relates to Company Intellectual Property (excluding contracts for the use of commercially available software);

(v)          relates to indebtedness for borrowed money or any third-party financial guaranty, in each case in excess of $500,000;

(vi)         involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract;

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(vii)        involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated; or

(viii)      contains a “standstill” or similar provision that restricts the ability of the Company, the Company Subsidiaries or any of their respective Affiliates to acquire any of the securities or assets of a third party or such third party’s Affiliates.

“Company Option Plan” means the Company’s 2005 Stock Incentive Plan, the 2007 Equity Incentive Plan and the 2007 Israeli Sub Plan for the 2007 Equity Incentive Plan.

“Company Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company.

“Company Products” means all marketed products, and all compounds and Product Candidates that are being evaluated by the Company or any Company Subsidiary, whether in clinical trials as to which the Company or any Company Subsidiary holds the applicable investigational new drug applications or in earlier stages of development.

“Company SEC Documents” means the SEC Documents of the Company.

“Company Stockholders’ Meeting” means the meeting of the stockholders of the Company to approve and adopt this Agreement, the Merger and the transactions contemplated hereby, including any adjournment or adjournments thereof.

“Company Subsidiaries” means the Subsidiaries of the Company, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of the Company in the future and held as a Subsidiary by the Company at the Effective Time.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business (excluding leases and subleases).

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

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“Encumbrances” means any mortgage, deed of trust, lease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or encumbrance of any kind or nature whatsoever, other than Permitted Encumbrances. For purposes of this definition, “Permitted Encumbrances” means easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances that (i) are disclosed in the public records, (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property, and (iii) (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the Company’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s present or contemplated business operations at such location.

“Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, orders, judgments, codes, decrees or other legal requirements protecting the environment, including the ambient air, soil, surface water or groundwater or natural resources, pollution or human exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations of Governmental Entities required under applicable Environmental Laws.

“Equity Rights” means all binding arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever in each case by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights, including securities or rights convertible into or exchangeable for shares of the capital stock of that Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Expenses” of a Person means all fees and expenses, including all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Confidentiality Agreement and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing, as the case may be, of the Joint Proxy Statement/Prospectus, the Registration Statement and the other Required Filings and any amendments or supplements thereto, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

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“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“Governmental Entity” shall mean any foreign, multinational, supra-national, or domestic arbitrator, court, nation, governmental or quasi-governmental agency, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

“Governmental Grant” means any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the OCS, the Investment Center, any bi- or multi-national grant programs for research and development, or the Fund for Encouragement of Overseas Marketing Activities of the Israeli Government (Keren L’Idud Hashivuk L’chul).

“Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority, including all investigational new drug applications and new drug applications.

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Interested Stockholders” means the Common Directors, together with their respective Affiliates.

“Investment Center” means the Investment Center of the Israeli Ministry of Economics (formerly known as the Investment Center of the Israeli Ministry of Industry, Trade and Labor) established under the Israel Law for the Encouragement of Capital Investments, 5719 -1959.

“IRS” means the United States Internal Revenue Service.

“ISA” means the Israeli Securities Authority.

“Israeli Employees” means employees of the Company or Company Subsidiaries residing in Israel, as well as employees of the Company or Company Subsidiaries who spend (or spent) a majority of their working time in Israel on the business of the Company and/or Company Subsidiaries.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the personal knowledge after reasonable inquiry of the chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person.

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“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule, regulation or other requirement.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any charge of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) liens reflected (or with respect to liabilities reflected) in the most recent audited financial statements of the Company or any Company Subsidiary or Parent or any of its Subsidiaries, as applicable, (ii) mechanics’, materialmen’s, workmen’s or similar liens; (iii) easements, rights of way or similar encumbrances that do not materially interfere with the operations of the business of the Company and the Company Subsidiaries or Parent and its Subsidiaries, as applicable, as presently conducted; (iv) Liens for Taxes and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable or are being contested in good faith; (v) liens and other encumbrances that would not reasonably be expected to have a Company Material Adverse Effect; (vi) with respect to Article 4 hereof, all matters created or caused by or on behalf of, or with the written consent of, Parent; and (vii) restrictions on transfers arising under applicable securities laws.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors and review or examination of a patent or patent application by a patent office), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“made available”, with respect to a particular document, means that such document was included in the virtual data room assembled by the Company and its Representatives and made accessible to Parent and its Representatives and included in such virtual data room prior to the date hereof and was accessible to Parent and its Representatives and included therein as of 5:00 p.m., New York City time, on the date that is two Business Days prior to the date hereof.

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“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Materials of Environmental Concern” means any pollutants or contaminants or any hazardous, acutely hazardous, radioactive or toxic substance, material or waste defined and regulated as such under Environmental Laws.

“NYSE” means New York Stock Exchange, Inc.

“NYSE Market” means the New York Stock Exchange.

“NYSE MKT” means the NYSE MKT (f/k/a NYSE Amex LLC).

“OCS” means the Office of the Chief Scientist of the Israeli Ministry of Economics (formerly known as the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor).

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative award, settlement, decree, injunction, judgment, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Organizational Documents” means with respect to any entity, the certificate or articles of incorporation and bylaws of such entity or any similar charter or other organizational documents of such entity.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or any Company Subsidiary (whether solely or jointly with a third party).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Company Subsidiary.

“Parent Common Stock” means the common stock, par value $0.01 per share, of the Parent.

“Parent Disclosure Schedule” means the written information set forth in the disclosure letter delivered prior to the date of this Agreement to the Company.

“Parent Entities” means, collectively, Parent and all material Parent Subsidiaries.

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“Parent Financial Statements” means the consolidated balance sheets (including related notes and schedules, if any) of Parent as of December 31, 2012 and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2012, 2011 and 2010, as filed by Parent in SEC Documents.

“Parent Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has a material adverse impact on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, business or results of operations of the Parent Entities, taken as a whole; provided, that “Parent Material Adverse Effect” shall be deemed to exclude the impact of (A) changes in Laws (or interpretations thereof) of general applicability or interpretations thereof by courts or governmental or Regulatory Authorities, (B) changes or modifications in GAAP or regulatory accounting requirements, (C) actions and omissions of any Parent Entity taken with the prior written consent of the Company, (D) the public announcement of this Agreement, including, without limitation, any stockholder litigation related to this Agreement, (E) changes in the market price or trading volume of Parent Common Stock (it being understood that any cause of any such change may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or is reasonably expected to occur, unless such cause is otherwise excluded), (F) general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or (G) any failure by Parent to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or is reasonably expected to occur, unless such cause is otherwise excluded); provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B) and (F) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Parent and the Parent Subsidiaries, as compared to other companies operating in the industry or territory in which the Parent and the Parent Subsidiaries operate or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

“Parent Option” means an option to purchase one share of Parent Common Stock granted by Parent.

“Parent SEC Documents” means the SEC Documents of Parent.

“Parent Stock Plan” means Parent's 2007 Equity Incentive Plan.

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“Parent Stockholders’ Meeting” means the meeting of the stockholders of the Parent, convened to obtain affirmative votes required by the rules of the New York Stock Exchange to approve the issuance of Parent Common Stock to be issued as Merger Consideration as contemplated by this Agreement, including any adjournment or adjournments thereof.

“Parent Subsidiaries” means the Subsidiaries of Parent, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

“Parent Warrant” means a warrant to purchase one share of Parent Common Stock granted by Parent.

“Party” means any of Parent, Sub or the Company, and “Parties” means Parent, Sub and the Company.

“Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” means (a) with respect to the Company, the proxy statement on Schedule 14A to be prepared and filed with the SEC by the Company relating to the approval and adoption by the Company’s stockholders of this Agreement, the Merger and the other transactions contemplated by this Agreement and (b) with respect to Parent, the proxy statement on Schedule 14A to be prepared and filed with the SEC by Parent relating to the Required Parent Vote.

“Real Property” means the Leased Real Property.

“Regulatory Authorities” means, collectively, the SEC, the New York Stock Exchange, the NYSE MKT, the ISA, the TASE, the Federal Trade Commission, the Department of Justice, the U.S. Bureau of Customs & Border Protection, any Healthcare Regulatory Authority and all other foreign, federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities (whether domestic or foreign) having jurisdiction over the Parties and their respective Subsidiaries.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

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“Representative” means any director, officer, employee, Affiliate, investment banker, financial advisor, attorney, accountant, consultant or other representative or agent engaged by a Person.

“Required Company Vote” means the affirmative vote at an annual or special meeting of the stockholders of the Company, at which a quorum is present in accordance with the NRS and the bylaws of the Company, of holders of the Company Common Stock representing at least a majority of the voting power of the stockholders.

“Required Parent Vote” means the stockholder approval required by the rules of the New York Stock Exchange to approve the issuance of Parent Common Stock to be issued as Merger Consideration as contemplated by this Agreement, which approval is in accordance with Parent's Certificate of Incorporation and Bylaws.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, forms, schedules, agreements (oral or written), registration statements, proxy statements and other documents (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) filed, or required to be filed, by a Party or any of the Company Subsidiaries with the SEC pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Sub Common Stock” means the common stock, par value $0.01 per share, of Sub.

“Subsidiaries” means all those corporations, associations or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, that there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Surviving Corporation” means the Company as the surviving corporation in the Merger.

“TASE” means the Tel Aviv Stock Exchange Ltd.

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“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties and additions imposed thereon or with respect thereto.

“Tax Laws” means any Laws relating to Taxes.

“Tax Liability” means any Liability in respect of Taxes.

“Tax Return” means any report, return, information return or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or the Company Subsidiaries, and any schedule, attachment or amendment to any Tax Return.

“Warrant Agreements” mean each Contract evidencing a warrant to purchase shares of Company Common Stock.

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The terms set forth below shall have the meanings ascribed thereto on the referenced pages:

Term	Page
Acceptable NDA	52
Agreement	4
Alternative Termination Fee	70
Annual Amount	59
Anti-takeover Laws	35
Antitrust Laws	57
Articles of Merger	5
Balance Sheet Date	19
Bankruptcy and Equity Exception	15
Board	4
Board Recommendation	16
Book-Entry Share	7
Buyer SEC Reports	40
Change of Recommendation	53
Closing	5
Closing Date	5
Code	4
Committee Financial Advisor	35
Company	4
Company Acquisition Proposal	54, 70
Company Certificate	7
Company Insiders	9
Company Intellectual Property	27
Company Options	8
Company Organizational Documents	13
Company Plan Option	8
Company Securities	14
Company Tax Opinion	66
Company Warrants	7
Confidentiality Agreement	55
Continuing Party	55
Converted Shares	6
Cut-Off Date	52
DEA	30
Determination Date	71
Divestitures	57
Effective Time	6
EMEA	17
ERISA	24
Exchange Agent	9
FCPA	35
Filed Company SEC Documents	13
Foreign Antitrust Filings	55
Governmental Approvals	17
Grant Date	14
Healthcare Regulatory Authority	17
Human Testing Authorization	30
Indemnified Person	58
Intellectual Property	27
Israeli Income Tax Ruling	62
Israeli Restrictive Practices Law	36
Legal Privilege	56
Merger	5
Merger Consideration	7
Notice of Change	53
NRS	5
Parent	4
Parent Tax Opinion	66
Patents	27
Plans	25
Proceeding	58
Product Candidates	30
Sarbanes-Oxley Act	17
Section 16 Information	9
Solicitation Period End Date	51
Special Committee	4
Sub	4
Subsidiary Securities	15
Superior Proposal	54
Tax Opinions	66
Tax Ordinance	24
Termination Fee	69
Trade Secrets	27
U.S. Export Control and Import Laws	34

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “but not limited to.” The word “or” is not exclusive. References to “written” or “in writing” include in visual electronic form. Words of one gender shall be construed to apply to each gender.

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7.2           Non-Survival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 4.11 and those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 7.

7.3           Disclosure Schedules.

The inclusion of any information in the disclosure schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such information is material to any party or the conduct of the business of any party.

7.4           Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply or mandatory principles of law require the application of the NRS. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof and any United States District Court for the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7.13 of this Agreement; provided, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

7.5           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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7.6           Severability; Construction.

(a)          If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(b)          The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

7.7           Specific Performance.

The Parties agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such obligations.  Accordingly, the Parties agree that, if for any reason any of Parent, Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief  to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.  The Parties agree that (x) by seeking the remedies provided for in this Section 7.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under the terms of this Agreement in the event that the remedies provided for in this Section 7.7 are not available or otherwise are not granted and (y) nothing contained in this Section 7.7 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 7.7 before exercising any termination right under Article 6 (and, if applicable, pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 7.7 or anything contained in this Section 7.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 6 or pursue any other remedies under this Agreement that may be available then or thereafter.

7.8           Entire Agreement.

This Agreement and the Confidentiality Agreement contain the entire understanding among the Parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

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7.9           Amendments.

This Agreement may be amended by the Parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Required Company Vote, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

7.10         Extension; Waivers.

At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors (in the case of the Company, acting upon the recommendation of the Special Committee, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

7.11         Parties in Interest.

Except for (i) the rights of the Company stockholders to receive the Merger Consideration following the Effective Time in accordance with the terms of this Agreement (of which the stockholders are the intended beneficiaries following the Effective Time) and (ii) the rights to continued indemnification and insurance pursuant to Section 4.11 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

7.12         Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

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7.13         Notices.

All notices, requests, demands and other communications in connection with this Agreement shall be in writing and shall be deemed given if (a) delivered personally, on the date of such delivery, (b) upon confirmation of receipt when transmitted via facsimile (but only if followed by transmittal by national overnight courier or by hand for delivery on the next Business Day), (c) on receipt after dispatch by registered or certified mail (return receipt requested), postage prepaid or (d) on the next Business Day if delivered by an national overnight courier (with confirmation), addressed, in each case, as follows:

If to the Company:

7 Golda Meir Street

Weizmann Science Park

Nes-Ziona, Israel 74140
Attention:  Shai Novik
Facsimile:  (866) 644-7811

Email:shai@prolor.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

200 South Biscayne Boulevard

Suite 2500

Miami, Florida 33131-5341

Attention:  Jacqueline Hodes and Michael P. Reed
Facsimile:  305.675.6207
Email: jacqueline.hodes@dlapiper.com
           michael.p.reed@dlapiper.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, P.A.
333 Avenue of the Americas
(333 S.E. 2nd Ave)
Miami, Florida 33131
Attention:  Robert L. Grossman
Facsimile:  305.961.5756

Email: GrossmanB@gtlaw.com

If to Parent or Sub:

4400 Biscayne Boulevard

Miami, Florida 33137
Attention:  Kate Inman
Facsimile:  305-575-4140

Email: KInman@opko.com

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with a copy to (which shall not constitute notice):

Akerman Senterfitt
One Southeast Third Avenue,
25th Floor
Miami, Florida 33151
Attention:  Mary V. Carroll

      Teddy D. Klinghoffer
Facsimile:  (305) 399.4769
Email: mary.carroll@akerman.com

teddy.klinghoffer@akerman.com

7.14         Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.15         Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

7.16         Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the drafter. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto. This Agreement shall be interpreted and applied in a manner which is consistent with the classification of the Merger as a reorganization under Code section 368(a).

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PROLOR BIOTECH, INC.

By:	/s/ Shai Novik
Name: Shai Novik
Title: President

POM ACQUISITION, INC.

By:	/s/ Adam Logal
Name: Adam Logal
Title: Treasurer

OPKO HEALTH, INC.

By:	/s/ Juan F. Rodriguez
Name: Juan F. Rodriguez
Title: Senior Vice President, CFO

[Signature Page to Merger Agreement]